Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 23, 2023

among

BT ASSETS, INC.,

as Holdings,

LUX VENDING, LLC,

as Borrower,

the Subsidiary Guarantors from time to time party hereto,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders,

and

SILVERVIEW CREDIT PARTNERS LP,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	32
1.03.	Accounting Terms	33
1.04.	Uniform Commercial Code	34
1.05.	Rounding	34
1.06.	Foreign Currency	34
1.07.	Division/Series Transactions	34

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		34

2.01.	Loan Commitments	34
2.02.	Borrowings of Loans	35
2.03.	[Reserved]	35
2.04.	[Reserved]	35
2.05.	Repayment of Loans	35
2.06.	Prepayments	36
2.07.	Termination or Reduction of Commitments	37
2.08.	Interest	37
2.09.	Fees	38
2.10.	Computation of Interest and Fees	39
2.11.	Evidence of Debt; Promise to Repay	39
2.12.	Payments Generally	39
2.13.	Sharing of Payments by Lenders	40
2.14.	Defaulting Lenders	41

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		42

3.01.	Taxes	42
3.02.	[Reserved]	45
3.03.	[Reserved]	45
3.04.	Increased Costs	45
3.05.	[Reserved]	46
3.06.	Mitigation Obligations	46
3.07.	Survival	46

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		46

4.01.	Conditions of Credit Extension	46

ARTICLE V REPRESENTATIONS AND WARRANTIES		49

5.01.	Existence, Qualification and Power	49
5.02.	Authorization; No Contravention; Consents	49
5.03.	Binding Effect	49
5.04.	Financial Statements; No Material Adverse Effect	49
5.05.	Litigation	50
5.06.	No Default	51

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01(c)	Core Business
1.01(m)	Mortgaged Property
2.01	Commitments and Applicable Percentages
5.07(b)	Leased Real Estate
5.09	Insurance
5.11(d)	Pension Plans
5.12	Subsidiaries; Capitalization; Other Equity Investments
5.15(g)	Compliance with Laws and Applicable Regulations
5.16	Labor Matters
5.18	Material Agreements
7.01	Existing Indebtedness
7.02	Existing Liens
7.03	Existing Investments
7.08	Affiliate Transactions
10.02	Administrative Agent’s Office (and Account)

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Term Loan Note
D	Compliance Certificate
E	[Reserved]
F	Assignment and Assumption
G	Closing Checklist
H	Closing Certificate
I	Solvency Certificate
J	Merger Transaction Officer’s Certificate
K	Merger Transaction Assumption Agreement
L	[Reserved]
M	Pledge and Security Agreement

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 23, 2023, among Lux Vending, LLC, a Georgia limited liability company, as the initial borrower (in such capacity, “Borrower”), BT Assets, Inc., a Delaware corporation, as initial holding company (in such capacity, “Holdings”), Express Vending Inc., a corporation incorporated under the laws of British Columbia (“Express Vending”), Mintz Assets, Inc., a Georgia corporation (“Mintz Assets”), BitAccess Inc., a corporation incorporated under the federal laws of Canada (“BitAccess”), Digital Gold Ventures Inc., a corporation incorporated under the laws of Ontario (“Digital Gold”), Intuitive Software LLC, a Delaware limited liability company (“Intuitive”), each Subsidiary that becomes a Guarantor after the Closing Date pursuant to Article XI of this Agreement (with Express Vending, Mintz Assets, BitAccess, Digital Gold and Intuitive, each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”), the financial institutions and institutional investors from time to time party hereto as Lenders (each, a “Lender” and, collectively, the “Lenders”), and SILVERVIEW CREDIT PARTNERS LP (f/k/a Silverpeak Credit Partners, LP), as Administrative Agent.

PRELIMINARY STATEMENTS

A. Borrower, Holdings, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Administrative Agent are party to that certain Credit Agreement, dated as of December 21, 2020 (as the same has been amended by (i) Amendment No. 1 to Credit Agreement, dated as of March 31, 2022, and (ii) Consent and Amendment No. 2 to Credit Agreement and Amendment No. 1 to Security Agreement, dated as of May 2, 2023 (“Amendment No. 2”), the “Existing Credit Agreement”) pursuant to which the Lenders have made available to the Borrower certain extensions of credit.

B. Borrower has requested that Administrative Agent and the Lenders amend and restate the Existing Credit Agreement in its entirety and provide a credit facility to Borrower to finance its and its Subsidiaries’ mutual and collective business enterprise.

C. Borrower has requested that Administrative Agent and the Lenders agree to terminate and rescind all amendments made to the Existing Credit Agreement and the other Loan Documents pursuant to Amendment No. 2 (except for the amendments set forth in Section 2(a) thereof).

D. Lenders are willing to (i) terminate and rescind the amendments made to the Existing Credit Agreement and the other Loan Documents pursuant to Amendment No. 2 and (ii) provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Asset Liens” has the meaning specified in Section 7.02(h).

“Acquired Assets” has the meaning specified in the definition of “Permitted Acquisition”.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of (a) the Equity Interests in another Person causing such Person to become a Subsidiary of Borrower or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business or division conducted by such Person.

“Administrative Agent” means Silverview, in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent appointed pursuant to the terms hereof.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means any (a) EEA Financial Institution or (b) UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that no Lender shall be an Affiliate of any Loan Party or any Subsidiary of any Loan Party solely by reason of the provisions of the Loan Documents.

“Agent Parties” has the meaning specified in Section 10.01(k).

“Aggregate Term Loan Commitments” means, as at any date of determination thereof, the sum of all Term Loan Commitments of all Lenders at such date.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AML Laws” means applicable Laws that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto including, without limitation, the Bank Secrecy Act of 1970, as amended, and the regulations and guidance thereunder.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Applicable Percentage” means with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Loan Commitment at such time and (ii) thereafter, the Outstanding Amount of such Term Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two (2) or more assignees of Loans or Commitments that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee of Loans or Commitments (with the consent of any party whose consent is required by Section 10.05(b)), and accepted by Administrative Agent, in substantially the form of Exhibit F or any other form approved by Administrative Agent.

“Assumption Conditions” has the meaning specified in Section 10.21(b).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any synthetic lease or other similar financing lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) in respect of any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Holdings and its Subsidiaries’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended on or about December 31, 2022, and the related consolidated statements of income or operations, retained earnings and cash flows for such Fiscal Year, including the notes thereto.

“Auditor” has the meaning specified in Section 6.01(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“BATM” is a machine or kiosk which allows a Person to purchase or sell Digital Assets or digital currencies (including, but not limited to, Bitcoin, Litecoin or Ethereum).

“BATM Location” means a location at which a BATM owned and/or operated by a Loan Party is located.

“BATM Location Contract” means each contract between a Loan Party and the owner, lessee or franchisee of a BATM Location, in respect of the ownership and/or operation of one or more BATMs at such BATM Location.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BitAccess” has the meaning specified in the introductory paragraph hereto.

“Board Representative” has the meaning specified in Section 6.10(d).

“Borrower” has the meaning specified in the introductory paragraph hereto, subject to Section 10.21.

“Borrower Materials” has the meaning specified in Section 10.01(k).

“BSA” has the meaning specified in Section 5.15.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Canadian Security Documents” means, collectively, (a) the Canadian Pledge and Security Agreement dated as of December 21, 2020 by and between Express Vending and the Administrative Agent for the benefit of the Lender Parties, as supplemented by a Canadian Security Agreement Supplement dated as of July 20, 2021 by and between BitAccess and the Administrative Agent for the benefit of the Lender Parties and a Canadian Security Agreement Supplement dated as of July 20, 2021 by and between Digital Gold and the Administrative Agent for the benefit of the Lender Parties (the “Canadian Security Agreement”) and (b) all security agreements pertaining to Intellectual Property, any landlord lien waiver, warehouseman’s or bailee’s letter or similar agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which Express Vending, BitAccess, and Digital Gold shall grant or convey to Administrative Agent or the Lenders a Lien in property as security for all or any portion of the Obligations pursuant to Canadian law.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of property, to the extent owned by Holdings or any of its Subsidiaries:

(a) unrestricted cash, denominated in Dollars or, with respect to a Foreign Subsidiary, any other lawful currency;

(b) readily-marketable securities issued or directly and fully guaranteed or insured by the United States, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of the United States having maturities of not more than one (1) year from the date of acquisition;

(c) any certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case with any U.S. or Canadian commercial bank having capital and surplus of not less than $500,000,000 (any such bank, an “Approved Bank”);

(d) commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one hundred eighty (180) days after the date of acquisition;

(e) fully collateralized repurchase agreements entered into with any Approved Bank having a term of not more than thirty (30) days and covering securities described in clause (b) above;

(f) repurchase obligations of an Approved Bank, or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A or better by S&P or A2 or better by Moody’s, having a term of not more than one (1) year, with respect to securities issued or fully guaranteed or insured by the United States or Canada;

(g) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such nation, state, commonwealth or territory, the securities of which nation, state, commonwealth, territory, political subdivision, or taxing authority (as the case may be) are rated at least A by S&P or A2 by Moody’s;

(h) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by an Approved Bank or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A or better by S&P or A2 or better by Moody’s;

(i) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (b) through (h) above;

(j) marketable money market funds that are rated AAA by S&P and Aaa by Moody’s, in each case maturing within twelve (12) months after the date of creation thereof; and

(k) Digital Assets used in the operation of the Core Business.

“Cash Proceeds” means, with respect to (i) any Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Disposition, but only as and when so received) received by any Loan Party from such Disposition, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received by any Loan Party in connection with such Event of Loss.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority (including without limitation the NAIC or its Securities Valuation Office) or (c) the making or issuance of any request, rule, guideline, interpretation, or directive (whether or not having the force of law) by any Governmental Authority (including without limitation the NAIC or its Securities Valuation Office); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(i) at all times prior to the consummation of the Merger Transactions, an event or series of events by which:

(a) Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of Holdings equal to at least fifty percent (50.0%), and such Person or group did not hold such beneficial ownership as of the date of this Agreement; or

(b) the Member ceasing to beneficially own, in the aggregate, directly or indirectly, at least 50.1% of the issued and outstanding Equity Interests of Holdings entitled to vote in the election of the board of directors (or similar governing body) of Holdings; or

(c) the Disposition of all or substantially all of the assets of any Loan Party (other than any Disposition permitted pursuant to Section 7.05 of this Agreement); or

(d) the merger or consolidation of any Loan Party, the result of which the Member will not own, directly or indirectly, at least 50.0% of the Equity Interests of such Loan Party (other than any merger or consolidation permitted pursuant to Section 7.04 of this Agreement); or

(e) Holdings shall fail to own and control, directly or indirectly, at least 100.0% of the issued and outstanding Equity Interests of the Borrower and the Subsidiary Guarantors.

(ii) from and after the consummation of the Merger Transactions:

(a) Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than the Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of New Holdings equal to at least fifty percent (50.0%); or

(b) the Disposition of all or substantially all of the assets of any Loan Party (other than any Disposition permitted pursuant to Section 7.05 of this Agreement); or

(e) New Holdings shall fail to own and control, directly or indirectly, at least 100.0% of the issued and outstanding Equity Interests of the Borrower and the Subsidiary Guarantors.

For the avoidance of doubt, no Change of Control under clause (i) above shall result from the consummation of the Merger Transactions.

“Closing Certificate” means a certificate substantially in the form of Exhibit H attached hereto.

“Closing Date” means June 23, 2023.

“Closing Fee” has the meaning specified in Section 2.09(a)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the property and assets of the Loan Parties or any other Person, now owned or hereafter acquired, in which Administrative Agent or any Lender Party is granted, or purported to be granted, a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document, and all proceeds thereof.

“Commitment” means a Term Loan Commitment.

“Committed Loan Notice” means a notice of a Borrowing substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D, subject to Section 10.21.

“Consolidated” means, with respect to any Person, the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Cash Balance” means, on any date of determination, the sum of (a) the total amount of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries held in an Account subject to a Control Agreement in favor of the Administrative Agent as of such date plus (b) the total amount of any availability under any revolving credit facility permitted pursuant to the terms of Section 7.01.

“Consolidated EBITDA” has the meaning specified in the Compliance Certificate.

“Consolidated Total Leverage Ratio” has the meaning specified in the Compliance Certificate.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, indenture, mortgage, deed of trust, contract or any other instrument or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such Person possesses, directly or indirectly, the power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners, or the equivalent.

“Control Agreement” means, with respect to any Deposit Account, any Securities Account, Commodity Account, securities entitlement or Commodity Contract, an agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC governing such account) over such account to Administrative Agent.

“Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Loan Parties are maintained and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Core Business” means any material line of business conducted by Borrower and its Subsidiaries as of the Closing Date as described on Schedule 1.01(c) and other business activities which are reasonable extensions thereof or otherwise reasonably incidental, related, complementary or ancillary to any of the foregoing.

“Credit Extension” means a Term Borrowing.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Data Protection Requirements” means (i) all applicable Laws relating to the processing of Personal Data, including, without limitation, in connection with direct marketing, online behavioral advertising, e-mails, text messages, or telemarketing, (ii) all provisions of contracts to which any Loan Party is a party or are otherwise bound that relate to the processing of Personal Data, including, without limitation, any obligations to comply with the PCI-DSS; and (iii) policies and notices of any Loan Party relating to the processing of Personal Data.

“Debt Incurrence Prepayment Event” means any issuance or incurrence by the Borrower or any Subsidiary of any Indebtedness that is subject to the requirements of Section 2.06(b)(iii).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.06(b)(iv)(B).

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to the rate of interest otherwise applicable hereunder plus 2.00% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to fund all or any portion of its Loans or otherwise pay to Administrative Agent within two (2) Business Days of the date such Loans were required to be funded or amounts required to be paid hereunder unless due to such Lender’s good faith determination that the conditions set forth in Section 4.02 have not been met, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, unless due to such Lender’s good faith determination that the conditions set forth in Section 4.02 have not been met, (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder

(provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Bail-In Action, (ii) become the subject of a proceeding under any Debtor Relief Law, or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Digital Asset” means any type of digital or electronic unit that is used as a medium of exchange operating independently of a central bank, or a form of digitally stored value.

“Digital Gold” has the meaning specified in the introductory paragraph hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property (including any Equity Interest), or part thereof, by any Person and any allocation of assets among newly divided limited liability companies pursuant to a “plan of division” or similar plan under the Delaware Limited Liability Company Act or any similar Laws of any other jurisdiction, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or the issuance of any Equity Interest by such Person (other than the issuance of Equity Interests by a Subsidiary to Holdings, any other Subsidiary or any other Person (in the case of any joint venture arrangement permitted by this Agreement)); provided that the term Disposition shall specifically exclude, without limitation, (i) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.06, (ii) the lease, assignment, sublease, license or sub-license of any real property (other than a Sale and Leaseback Transaction), and (iii) the unwinding of any Swap Contract.

“Disqualified Equity Interest” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than, subject to the last proviso below, as a result of a change of control or a sale of all or substantially all of the assets of Holdings and its Subsidiaries (a “Permitted Equity Redemption”)), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the date that is ninety-one (91) days after the Maturity Date, (b) is convertible into or exchangeable (unless only occurring at the sole option of the issuer thereof or as a result of a Permitted Equity Redemption) for (i) debt securities or other Indebtedness or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to ninety-one (91) days after the Maturity Date, or (c) requires the payment in cash of any interest, dividend or distribution (other than in connection with a Permitted Equity Redemption) at any time prior to ninety-one (91) days after the Maturity Date; provided that any right to receive any cash upon the occurrence of a change of control or asset sale shall be contingent upon the Obligations being paid in full in cash (other than those relating to any contingent obligations for which no demand has been made).

“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two (2) or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series (and each such series shall be deemed to constitute a separate Person), in each case as contemplated under the laws of any jurisdiction.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any political subdivision thereof (but excluding any territory or possession thereof).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges of Hazardous Materials to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in, including partnership, member or trust interests) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party or a Subsidiary thereof within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to Sections 412 and 430 through 436 of the Code and Section 302 through 305 and 4007 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party, a Subsidiary thereof or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party, a Subsidiary thereof or any ERISA Affiliate from a Multiemployer Plan or receipt by any Loan Party, a Subsidiary thereof or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization or that any Multiemployer Plan is insolvent or being terminated; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination, each under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party, a Subsidiary thereof or any ERISA Affiliate; or (i) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss to, destruction of or any material amount of damage to such property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property by any Governmental Authority, or confiscation of such property or the requisition of the use of such property by any Governmental Authority.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” has the meaning specified in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party (other than the direct counterparty of such Swap Obligation), any Swap Obligation of a Loan Party (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender,

U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 3.01(e), and (d) any withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

“Existing Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Existing Obligations” has the meaning specified in Section 10.20.

“Express Vending” has the meaning specified in the introductory paragraph hereto.

“Facility Termination Date” means the date as of which Payment in Full of all Obligations has occurred.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements entered into in connection with the implementation of the foregoing.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) as published by the Federal Reserve Bank of New York on such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means the letter agreement, dated as of the Closing Date among Borrower and the Administrative Agent.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Model” means that certain model delivered by or on behalf of the Borrower to the Administrative Agent on June 20, 2023.

“FinCEN” has the meaning specified in Section 5.15.

“Fiscal Month” means each fiscal month of Holdings and its Subsidiaries ending on or about the last day of each calendar month, as established by Holdings from time to time consistent with past practice.

“Fiscal Quarter” means each fiscal quarter of Holdings and its Subsidiaries ending on or about the last day of each calendar quarter, as established by Holdings from time to time consistent with past practice.

“Fiscal Year” means each twelve Fiscal Month period of Holdings and its Subsidiaries, ending on or about the last day of each calendar year, as established by Holdings from time to time consistent with past practice.

“Fixed Amortization Payment” means, for each Prepayment Period ending on the dates set forth below, the corresponding amount of the aggregate principal amount of Loans to be prepaid set forth opposite such Prepayment Period end date:

Prepayment Period ending on:	Fixed Amortization Payment:
December 15, 2023	$830,000
June 15, 2024	$1,037,500
December 15, 2024	$1,245,000
June 15, 2025	$1,556,250
December 15, 2025	$1,763,750
June 15, 2026	$1,971,250

“Foreign Assets Control Regulations” has the meaning specified in Section 5.15.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Four Quarter EBITDA” means, (i) as of any date of determination prior to the consummation of the Merger Transactions, the Consolidated EBITDA of Holdings and its Subsidiaries, and (ii) as of any date of determination from and after the consummation of the Merger Transactions, the Consolidated EBITDA of New Holdings and its Subsidiaries, in each case for the most recently ended four (4) Fiscal Quarter period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(c).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as of any date of determination, for any Person, the outstanding principal amount of all Indebtedness for borrowed money, Indebtedness evidenced by bonds, debentures, notes, loan agreements or similar instruments, purchase money Indebtedness, Capital Leases and unreimbursed drawings under letters of credit, in each case for such Person and its Subsidiaries, determined on a consolidated basis, in accordance with GAAP.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof (including, without limitation, the NAIC or its Securities Valuation Office, FinCEN and any other federal, state or local governing body regulating the transmission of money, prepaid access or other money services business activity), whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, that with respect to clause (b) of the preceding sentence, if the subject Indebtedness or other obligation is non-recourse, then the amount of such Guarantee shall be deemed to be the lower of the amount of such Guarantee determined pursuant to the foregoing terms of this sentence or the fair market value of the property subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, (i) (A) prior to the satisfaction of the Assumption Conditions, Holdings, and (B) from and after the satisfaction of the Assumption Conditions, New Holdings, (ii) each Subsidiary Guarantor, and (iii) each other Person that becomes a guarantor of all or part of the Obligations after the Closing Date pursuant to Section 6.12 of this Agreement or otherwise; provided, that for purposes of this Agreement and the Security Agreement, the Limited Guarantor shall not be a Guarantor.

“Hazardous Materials” means all substances or wastes listed, defined or regulated pursuant to any Environmental Law as explosive, radioactive, hazardous, toxic or as pollutants and petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto, subject to Section 10.21.

“Inbound Intellectual Property License” means any license or agreement under which a Loan Party is granted any right to Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees and similar instruments or (ii) surety, customs, reclamation or performance bonds, in each case to the extent outstanding;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) and any obligations with respect to earnouts and other similar contingent obligations incurred in connection with Permitted Acquisitions;

(e) indebtedness secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) obligations under Capital Leases and synthetic or other similar financing leases of such Person;

(g) all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or synthetic or other similar financing lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any non-recourse indebtedness described in clause (e) above shall be limited to the fair market value of any property securing such indebtedness if less than the aggregate outstanding amount of such indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.03(c).

“Information” has the meaning specified in Section 10.06.

“Intellectual Property” means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) with respect to the portion of any Loan that is prepaid, any date that such Loan is prepaid, in whole or in part, (b) as to any Loan that has not been prepaid, the fifteenth (15th) day of each calendar month, and (c) the Maturity Date with respect to such Loan; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

“Intuitive” has the meaning specified in the introductory paragraph hereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the ownership, purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (not to exceed the original amount invested) (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Junior Indebtedness” means any Indebtedness of any Loan Party or any Subsidiary of any Loan Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder (including, as applicable, as to collateral security) and having terms as are, in each case, satisfactory to the Required Lenders; provided, that, (i) the maturity date of such Junior Indebtedness shall not be earlier than the ninety-first (91st) day after the Maturity Date, and (ii) the subordination and intercreditor terms governing such Junior Indebtedness shall be satisfactory to the Administrative Agent in its reasonable discretion.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, in each case, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including, but not limited to, the BSA, all Data Protection Requirements, and all rules and regulations promulgated by FinCEN).

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Party” means (a) each Lender, (b) Administrative Agent, (c) each Related Party entitled to indemnification under Section 10.03(c) hereof, and (d) the successors and assigns of each of the foregoing (other than in respect of any natural person).

“Lender Party Expenses” has the meaning set forth in Section 10.03(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent in writing.

“Lien” means any mortgage, pledge, security interest, hypothecation, deposit arrangement, encumbrance, charge, assignment by way of security, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property or any lease in the nature thereof).

“Limited Guarantor” means Brandon Mintz, an individual.

“Limited Payment Guarantee” means that certain Limited Payment Guarantee, dated December 21, 2020, entered into by the Limited Guarantor, for the benefit of the Administrative Agent and the Lenders.

“Loan” means an extension of credit under Article II in the form of a Term Loan.

“Loan Account” has the meaning specified in Section 2.11(a).

“Loan Documents” means this Agreement, the Fee Letter, each Note, each Security Instrument, each Perfection Certificate, any other agreement subordinating Junior Indebtedness to all or any portion of the Obligations and all other instruments, guarantees and documents heretofore or hereafter executed or delivered to or in favor of any Lender or Administrative Agent in connection with the Loans made and credit transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower, Holdings, and each other Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Loan Parties taken as a whole, or the Loan Parties and their Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties taken as a whole to perform in any material respect their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document or upon the enforceability or priority of the Administrative Agent’s Liens with respect to all or a material portion of the Collateral or upon the rights and remedies of the Administrative Agent and the other Lender Parties under any Loan Document.

“Material Contract” means each contract, agreement or license that contributes, or is reasonably expected to contribute, revenue equivalent to twenty-five percent (25.0%) or more of the aggregate revenue of Holdings and its Subsidiaries for the four (4) Fiscal Quarters most recently ended.

“Material Data Compromise Event” means any actual or reasonably suspected unauthorized access, unauthorized acquisition, unauthorized use, or unauthorized disclosure or theft of Personal Data from (i) any Loan Party or (ii) third party vendor (including any consultants, service providers, or third party contractors) of any Loan Party that is able to access an environment owned and/or controlled by any Loan Party (a “Covered Third Party”) that occurs while such Personal Data is in the possession or control of any Loan Party or Covered Third Parties (including data residing on or passing through any electronic device, network component, hardware and/or software owned or controlled by any Loan Party or Covered Third Parties, including those developed or provided by third party vendors but excluding providers of telecommunications services), in each case to the extent that any material amount of Personal Data of any Loan Party or Personal Data of any Loan Party’s customers is actually, or reasonably suspected to be, affected.

“Material License” has the meaning specified in Section 6.05(d).

“Maturity Date” means June 23, 2026.

“Maximum Rate” has the meaning specified in Section 10.08.

“Measurement Period” means, as of any date of determination, the most recently completed four (4) consecutive Fiscal Quarters of Holdings and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 6.01(a) or 6.01(c).

“Member” means Brandon Mintz, an individual.

“Merger Transactions” means the “Transactions” (as such term is defined in the Transaction Agreement).

“Merger Transaction Assumption Agreement” means the agreement among Borrower, Holdings, New Borrower, New Holdings, and the Administrative Agent, substantially in the form of Exhibit K.

“Merger Transaction Officer’s Certificate” means an officer’s certificate of New Borrower and New Holdings, substantially in the form of Exhibit J.

“Mintz Assets” has the meaning specified in the introductory paragraph hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means the Real Estate (if any) of the Loan Parties listed on Schedule 1.01(m) hereto or required from time to time to be subject to a Mortgage pursuant to the terms of the Loan Documents.

“Mortgages” means any mortgages, deeds of trust or deeds to secure debt executed by a Loan Party on or about the Closing Date, or from time to time thereafter in favor of Administrative Agent, for the benefit of the Lender Parties, by which such Loan Party grants to Administrative Agent, as security for the Obligations, a Lien upon the Mortgaged Property described therein.

“MNPI” has the meaning specified in Section 10.01(n).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, a Subsidiary thereof or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (at least one of which is a Loan Party, a Subsidiary thereof or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means, with respect to:

(i) any Disposition, the Cash Proceeds resulting therefrom net of reasonable and customary expenses of sale incurred in connection with such Disposition, and other reasonable and customary fees and expenses incurred, and all taxes paid or reasonably estimated to be payable by such Person as a consequence of such Disposition (net of any tax credits or refunds actually received);

(ii) any Event of Loss, the Cash Proceeds resulting therefrom net of reasonable and customary expenses incurred in connection with such Event of Loss, and taxes paid or reasonably estimated to be payable by such Person as a consequence of such Event of Loss (net of any tax credits or refunds actually received); and

(iii) any Debt Incurrence Prepayment Event, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred (for the avoidance of doubt, including, any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such incurrence), in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Funded Indebtedness” has the meaning set forth in the Compliance Certificate.

“New Borrower” means Bitcoin Depot Operating LLC, a Delaware limited liability company.

“New Holdings” means BT HoldCo LLC, a Delaware limited liability company.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means any or all of the Term Loan Notes.

“Obligations” means all amounts owing by any Loan Party to Administrative Agent, any Lender or any other Lender Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to Administrative Agent incurred and payable by the Loan Parties pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof; provided, that Obligations shall not include Excluded Swap Obligations.

“Ordinary Course of Business” means the ordinary course of business of Borrower and its Subsidiaries and undertaken in good faith.

“Organization Documents” means, as applicable with respect to any Person, its certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); its certificate or articles of formation or organization and operating agreement; or its partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax. Notwithstanding the foregoing sentence, Other Connection Taxes does not include Taxes arising solely in connection with this Agreement, including but not limited to Taxes arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, as applicable, the aggregate outstanding principal amount of Term Loans on any date after giving effect to any Term Borrowings, prepayments or repayments thereof occurring on such date.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Parent Entity” means any Person that is a direct or indirect parent (which may be a natural person, or organized as, among other things, a partnership) of the Borrower.

“Participant” has the meaning specified in Section 10.05(d).

“Participant Register” has the meaning specified in Section 10.05(d).

“Payment in Full” or “Payment in Full of the Obligations” means (a) the payment in full in cash of all Obligations (other than contingent indemnification claims for which no claim has been asserted), together with all accrued and unpaid interest and fees thereon, and (b) the Commitments shall have terminated or expired.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCI-DSS” means the Payment Card Industry Data Security Standards promulgated by the Payment Card Industry Security Standards Council.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party, a Subsidiary thereof or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date, and any Perfection Certificate delivered after the Closing Date pursuant to Section 6.02(a).

“Permitted Acquisition” means any Acquisition by a Loan Party (other than Holdings) whether by purchase, merger or otherwise, of (i) substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person (such assets, capital stock, partnership interests, membership interests or equity, the “Acquired Assets”), so long as:

(a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and, if applicable, such Acquisition has been approved by such Person’s board of directors (or other appropriate governing body), and the line or lines of business of the Person to be acquired constitute Core Businesses (it being understood that Acquisitions of assets through sales under Article 9 of the UCC and pursuant to bankruptcy proceedings shall be permitted);

(b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(c) after giving Pro Forma Effect to such Acquisition (including the payment of cash and other property given as consideration, any Indebtedness incurred, assumed or acquired by any Loan Party or any Subsidiary in connection with such Acquisition, the maximum amount of all additional purchase price consideration in the form of earn-outs and other similar contingent obligations, and all fees expenses and transaction costs incurred in connection therewith), the Loan Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.12 recomputed for the most recently ended Fiscal Quarter for which information is available regarding the business being acquired;

(d) Borrower shall have furnished Administrative Agent and the Lenders with ten (10) Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice of such intended Acquisition and shall have furnished Administrative Agent with a current draft of the applicable acquisition documents (and final copies thereof as and when executed) and, (i) a due diligence package, which package shall consist of the following with regard to such Acquisition (to the extent made available in the context of such Acquisition and, if appropriate, subject to the entry into customary non-disclosure and non-reliance letters): (1) a pro forma balance sheet and pro forma financial projections (each, after giving effect to such Acquisition) for Holdings and its Subsidiaries for the twelve (12) month period following such Acquisition (prepared on a monthly basis) and the subsequent two (2) Fiscal Years or through the remaining term of this Agreement; (2) appraisals (if existing); (3) historical financial statements of the Person to be (or whose assets are to be) acquired for the three (3) fiscal years prior to such Acquisition (or, if such Person has not been in existence for three (3) years, for each year such Person has existed); and (4) a description of the method of financing the Acquisition, including sources and uses, and (ii) to the extent a quality of earnings report is obtained by the Loan Parties in connection with such Acquisition, such quality of earnings report;

(e) Borrower shall have furnished to Administrative Agent and the Lenders at least five (5) days prior to the date on which any such Acquisition is to be consummated (or such shorter time as the Administrative Agent may allow) a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Administrative Agent, (i) certifying that all of the requirements for a Permitted Acquisition will be satisfied on or prior to the consummation of such Acquisition and (ii) a reasonably detailed calculation of item (d) above (and such certificate shall be updated as necessary to make it accurate in all material respects as of the date the Acquisition is consummated);

(f) at or prior to the closing of any such proposed Permitted Acquisition, Administrative Agent will be granted, to the extent required by Section 6.12, a perfected first priority Lien (subject only to Permitted Liens) in substantially all assets acquired pursuant thereto or in the assets and Equity Interests of the Person being acquired, and the Loan Parties and such Person shall have executed such documents and taken such actions as may be reasonably required by Administrative Agent in connection therewith (including the delivery of (A) certified copies of the resolutions of the board of directors (or comparable governing board) of Holdings, its Subsidiaries and such Person authorizing such Permitted Acquisition and the granting of Liens described herein, (B) legal opinions, in form and substance reasonably acceptable to Administrative Agent, with respect to the transactions described herein, and (C) evidence of insurance of the business to be acquired consistent with the requirements of Section 5.10); provided that if any Lien on any Collateral (including the creation or perfection of any Lien) is not or cannot reasonably be created and/or perfected on the closing date of such Acquisition after Borrower’s use of commercially reasonable efforts to do so, without undue burden or expense (other than (x) the pledge of certificated Equity Interests of any Subsidiary, (y) the grant and perfection of security interests in other assets pursuant to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code, and (z) the filing of intellectual property security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable), then the creation and/or perfection of any such Lien on such Collateral shall not constitute a requirement to close such Permitted Acquisition and shall be required to be created and/or perfected within thirty (30) days (or such longer period as the Administrative Agent may agree) after the closing date of such Permitted Acquisition; and

(g) the consideration for the proposed Permitted Acquisition shall consist of (or be financed with) (i) the sale or issuance of Equity Interests of Holdings (and any net cash proceeds thereof, or any cash capital contribution in lieu thereof), (ii) [reserved], (iii) the net cash proceeds of the issuance of Junior Indebtedness, (iv) any cash on hand available on the balance sheet of Holdings and its Subsidiaries and/or (v) any deferred purchase price obligations in the form of earn-outs, other contingent deferred purchase price obligations and seller debt (other than working capital or similar adjustments) to the extent permitted to be incurred pursuant to Section 7.01(j).

“Permitted Creditor Investment” means any securities (whether debt or equity) received by Holdings or any of its Subsidiaries in connection with the bankruptcy or reorganization of any financially troubled customer or supplier of Holdings or any such Subsidiary and in settlement of delinquent obligations of, and other disputes in order to prevent or limit loss with, customers and suppliers arising in the Ordinary Course of Business.

“Permitted Holders” means (a) the Member, (b) any limited liability company, corporation, partnership or other entity or similar structure the sole owners of the Equity Interests of which are, directly or indirectly, the Member, (c) any trust or similar structure established for the benefit of the Member, (d) any spouse, sibling or lineal descendant (including by adoption) of the Member, (e) any estate of any of the foregoing, (f) the personal representatives of any Person specified in clauses (a) through (e) upon such Person’s death for the purposes of administration of such Person’s estate or upon such Person’s adjudicated incapacity for purposes of the protection and management of the assets of such Person, and (g) officers, directors, employees and other members of management of the Borrower (or its direct or indirect parent) or any of its Subsidiaries who are or become holders of Equity Interests of the Borrower (or its direct or indirect parent company).

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing, plus an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and on the date of the incurrence of such Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of, the Refinanced Indebtedness, (C) if the Refinanced Indebtedness is subordinated in right of payment or security to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the same extent, (D) no Loan Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness, (E) if the Refinanced Indebtedness was secured, such Permitted Refinancing Indebtedness shall be secured by substantially the same or less collateral as secured such Refinanced Indebtedness on terms no less favorable to the Administrative Agent and the Lenders, and (F) any refinancing, refunding, renewal or extension of Indebtedness subordinated in right of payment or security to the Obligations shall be on subordination terms no less favorable to Administrative Agent and the Lenders (taken as a whole) than such Indebtedness being refinanced, refunded, renewed or extended, and such refinancing, refunding, renewal or extension shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or optional redemption terms) substantially similar to the Refinanced Indebtedness, or (taken as a whole) materially no more favorable (as reasonably determined by the Borrower) to the investors providing such Permitted Refinancing Indebtedness, unless any such provisions apply after the Maturity Date and in an amount not less than the amount outstanding at the time thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Data” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, card number (including credit card numbers), bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” “personal data,” or other similar terms under applicable Law (including, without limitation, the California Consumer Privacy Act of 2018 (Cal. Civ. Code § 1798.100, et seq.) and the General Data Protection Regulation (EU Regulation 2016/679)) or otherwise subject to the requirements of the PCI-DSS, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any such plan to which any Loan Party is required to contribute (including any Pension Plan which any ERISA Affiliate maintains, or is required to contribute to) on behalf of any of its employees.

“Platform” has the meaning specified in Section 10.01(k).

“Prepayment Period” means each six (6) month period ending on December 15 or June 15 of each Fiscal Year, commencing with the six (6) month period ending December 15, 2023.

“Prepayment Premium” means, (i) with respect to any prepayment of Term Loans other than pursuant to Section 8.04(b), thirty percent (30.00%) of the aggregate principal amount so prepaid, with such percentage reducing by 142.9 basis points (1.429%) on each monthly anniversary of the Closing Date (such that, for the avoidance of doubt, the Prepayment Premium shall reduce to 0.0% on the 21st monthly anniversary of the Closing Date) and (ii) with respect to any prepayment of Term Loans pursuant to Section 8.04(b), the lesser of (A) the amount calculated in accordance with clause (i) of this definition or (B) five percent (5%) of the prepayment amount.

“Private Siders” has the meaning specified in Section 10.01(n).

“Pro Forma Acquisition EBITDA” has the meaning specified in the Compliance Certificate.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Measurement Period most recently ended on or before the occurrence of such event: (a) [reserved]; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or repaid during the Measurement Period (or with respect to Indebtedness repaid, during the Measurement Period or subsequent to the end of the Measurement Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or repaid at the beginning of such period and (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (c) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated.

“Properly Contested” means with respect to any obligation of a Loan Party or any Subsidiary of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture of or foreclosure on any material assets of a Loan Party; (e) no Lien (other than an inchoate Lien) is imposed on assets of a Loan Party, unless bonded and/or stayed; and (f) if the obligation results from entry of a judgment or other order, such judgment or order does not constitute an Event of Default.

“PubCo” means, from and after the consummation of the Merger Transactions, Bitcoin Depot Inc., a publicly traded Delaware corporation.

“Public Sider Communications” has the meaning specified in Section 10.01(n).

“Public Siders” has the meaning specified in Section 10.01(n).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.19.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity” means any Equity Interest that is not a Disqualified Equity Interest.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means (a) Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, as applicable

“Register” has the meaning specified in Section 10.05(c).

“Rejection Notice” has the meaning specified in Section 2.06(b)(iv)(B).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers and employees of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Term Borrowing, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) Total Outstandings and (b) aggregate unused Commitments; provided that, if at least two (2) unaffiliated Lenders exist, Required Lenders must include at least two (2) unaffiliated Lenders. The unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer or chief financial officer of any Loan Party, or any other officer or duly authorized signatory having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer or duly authorized signatory having substantially the same authority and responsibility; or, with respect to legal and regulatory compliance matters, in addition to the chief executive officer and chief financial officer, the term “Responsible Officer” shall include any compliance officer or any other officer having substantially the same authority and responsibility over any legal and regulatory compliance matters at issue.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Holdings or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to a Loan Party’s or its Subsidiaries’ stockholders, partners or members (or the equivalent Person thereof), or (c) any payment of management, consulting, monitoring, advisory or similar fees to any board member or holder of any capital stock or other Equity Interest of Holdings or any Subsidiary or any Affiliate of any such board member or holder.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc. and any successor thereto.

“Sale and Leaseback Transaction” has the meaning provided in Section 7.10.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons;” (c) operating, organized or resident in a Sanctioned Jurisdiction; or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means (i) at all times prior to the satisfaction of the Assumption Conditions, the Pledge and Security Agreement dated as of December 21, 2020, by and among the Loan Parties and Administrative Agent for the benefit of the Lender Parties, and (ii) from and after the satisfaction of the Assumption Conditions, the Pledge and Security Agreement as amended in its entirety as set forth in Exhibit M hereto.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement, the Control Agreements, the Mortgages, the Canadian Security Documents, all security agreements pertaining to Intellectual Property, any landlord lien waiver, warehouseman’s or bailee’s letter or similar agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to Administrative Agent or the Lenders a Lien in property as security for all or any portion of the Obligations.

“Silverview” means Silverview Credit Partners LP.

“Solvent” means, with respect to Holding and its Subsidiaries, on a Consolidated basis, that as of the date of determination: (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; (iii) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business; and (iv) Holdings and its Subsidiaries are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable Laws relating to fraudulent transfers and conveyances. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Equity Contribution” means cash common equity contributions made by Holdings to Borrower funded solely from cash proceeds received by Holdings from the concurrent issuance by Holdings of common equity or other Qualified Equity, or from cash common equity or other Qualified Equity contributions made to Holdings, and which is designated as a “Specified Equity Contribution” by Borrower to the Administrative Agent at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables or otherwise) shall not constitute a Specified Equity Contribution.

“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g).

“Supported QFC” has the meaning specified in Section 10.19.

“Standard Permitted Lien” means any of the following:

(a) Liens for taxes, assessments or governmental charges that (i) are not yet due and payable or (ii) are being contested in good faith and by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP have been established;

(b) carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than forty-five (45) days, or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property or assets subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(c) Liens arising from judgments, decrees or attachments arising in connection with court proceedings, provided that such Liens secure judgments the existence of which do not constitute an Event of Default;

(d) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers compensation, unemployment insurance and other types of social security;

(e) non-exclusive leases or subleases granted in the Ordinary Course of Business to others which do not (i) interfere in any material respect with the business of Holdings and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness for borrowed money;

(f) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(g) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or Section 4-208 of the UCC) or any comparable or successor provision on items in the course of collection, and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(h) Liens that are contractual rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

(i) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Loan Party or any Subsidiary of any Loan Party;

(j) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the Ordinary Course of Business;

(k) Liens arising out of conditional sale, title retention, consignment or other arrangements for sale of goods entered into by Holdings or any Subsidiary in the Ordinary Course of Business; or

(l) Liens consisting of security deposits in connection with leases, subleases, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Loan Party or Subsidiary of a Loan Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation thereunder.

“Subordination Provisions” has the meaning specified in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which more than 50% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one (1) or more intermediaries, or both, by such Person and in any event, including any other Person the accounts of which would be consolidated with such Person in accordance with GAAP as of the date of determination. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” and “Subsidiary Guarantors” has the meaning specified in the introductory paragraph hereto, and shall include each Subsidiary that becomes a Guarantor of all or a part of the Obligations after the Closing Date pursuant to Section 6.12 of this Agreement or otherwise.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Distributions” means (i) at all times prior to the consummation of the Merger Transactions, for any taxable year for which Borrower and Holdings are treated under the Code as partnerships or disregarded entities for U.S. federal income tax purposes, distributions paid by Borrower to Holdings and by Holdings to its direct and indirect member(s) or equityholder(s) (as applicable) on an annual basis, pro rata in proportion to their respective percentage interests (except as otherwise required below), so long as the aggregate amount of such distributions does not exceed an amount equal to the minimum aggregate amount that must be distributed to permit such direct and indirect member(s) or equityholder(s) to pay applicable U.S. Federal, state, and local income taxes attributable to Holdings’ aggregate net taxable income for such taxable year in an amount for any such member not to exceed the product of (a) the sum of all items of taxable income or gain allocated to such member or equityholder for such taxable year less all items of deduction, loss, and the loss equivalent of tax credits allocated to such member or equityholder, multiplied by (b) the highest combined marginal Federal, state, and local income tax rates applicable to any direct and indirect equity owner of Holdings for such taxable period (taking into account the actual deductibility of state and local income taxes in such jurisdiction and the character of the current year taxable income); provided that (a) in making such calculation, the aggregate net taxable income of Holdings shall be reduced (but not below zero) by previous net taxable losses or deductions not previously used to reduce the amount of Tax Distributions hereunder (whether or not used by a member or equityholder on such member’s or equityholder’s income tax return for any previous year) and such calculation shall take into account all basis adjustments under section 754, 734, and 743(b); (b) such calculation shall account for any deduction available under Section 199A of the Code, if applicable, with respect to the taxable income of Holdings that is allocable to such member or equityholder (determined by assuming that the exception provided in Section 199A(d)(3) of the Code does not apply); and (c) such Tax Distributions shall be reduced by any amounts withheld from Holdings, the Borrower or any of their Subsidiaries by a taxing authority (or otherwise paid directly to any taxing authority) with respect to any taxable income or gain of Holdings or its Subsidiaries and any income tax credits generated by Holdings or its Subsidiaries (including amounts payable under Section 6225 of the Code), and (ii) from and after the consummation of the Merger Transactions, for any taxable year for which Borrower and New Holdings are treated under the Code as partnerships or disregarded entities for U.S. federal income tax purposes, distributions paid by Borrower to New Holdings and by New Holdings to its members on an annual basis in an amount at least equal to each such member’s Assumed Tax Liability; provided that distributions from New Holdings to its members shall be made pro rata in proportion to each member’s respective ownership of New Holdings in a manner such that the member with the highest Assumed Tax Liability receives an amount equal to such member’s Assumed Tax Liability. For purposes of this definition, “Assumed Tax Liability” and “Assumed Tax Rate” have the following meanings:

“Assumed Tax Liability” means, with respect to any member of New Holdings for any taxable year, an amount equal to the product of (a) the sum of all items of taxable income or gain allocated to such member for such taxable year less all items of deduction or loss allocated to such member for such taxable year, multiplied by (b) the Assumed Tax Rate; provided that (i) in determining any member’s Assumed Tax Liability for a taxable year, there shall be taken into account, to the extent not previously applied, any losses allocated to such member in prior taxable years and available to offset such member’s taxable income or gain for the current taxable year (taking into account the character of any such loss carryforwards as capital or ordinary), (ii) in the case of PubCo, the Assumed Tax Liability shall in no event be less than an amount that will enable PubCo to meet its tax obligations and its obligations pursuant to the Tax Receivable Agreement for the relevant taxable year, and (iii) for the avoidance of doubt, the Assumed Tax Liability for any member shall take into account any allocations pursuant to Section 704(c) of the Code (including “reverse” Section 704(c) allocations).

“Assumed Tax Rate” means the combined maximum U.S. federal, state, and local income tax rate applicable to a taxable individual or corporation in any jurisdiction in the United States (whichever is higher), including pursuant to Section 1411 of the Code, in each case, taking into account all jurisdictions in which New Holdings is required to file income tax returns and the relevant apportionment information, in effect for the applicable taxable year (taking into account the character of the income and the deductibility of state and local income taxes for U.S. federal income tax purposes (but only to the extent such taxes are deductible under the Code), and excluding any reductions in rates attributable to Section 199A of the Code).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated on or about the date the Merger Transactions are consummated, by and among PubCo, New Holdings and BT Assets, Inc.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of Term Loans made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Lender” means each Lender that has a Term Loan Commitment or, following termination of the Term Loan Commitments, has Term Loans outstanding.

“Term Loans” means, collectively, the Loans made to Borrower pursuant to Section 2.01(a).

“Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to Borrower on the Closing Date pursuant to Section 2.01(a) in an aggregate original principal amount equal to the amount set forth opposite such Term Lender’s name on Schedule 2.01.

“Term Loan Facility” means the facility described in Section 2.01(a), providing for Term Loans to Borrower by the Term Lenders in the original aggregate principal amount of $20,750,000.

“Term Loan Note” means a promissory note made by Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Total Term Loan Outstandings” means, without duplication, the aggregate Outstanding Amount of all Term Loans at such time.

“Total Outstandings” means the Outstanding Amount of all Loans.

“Trading With the Enemy Act” means the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Transaction Agreement” means that certain Transaction Agreement, dated as of August 24, 2022, by and among GSR II Meteora Acquisition Corp, a Delaware corporation, GSR II Meteora Sponsor LLC, a Delaware limited liability company, Holdings, and the Borrower, as amended through the Closing Date, and as the same may be further amended in accordance with the Assumption Conditions.

“Transactions” means, individually or collectively as the context may indicate, (a) the repayment of all obligations outstanding under the Existing Credit Agreement, and (b) the entering into by the Loan Parties of the Loan Documents to which they are a party and the funding of the Term Loan Facility.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests granted to Administrative Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfinanced Capital Expenditures” has the meaning specified in the Compliance Certificate.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.19.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) any division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate Person, and any such division shall constitute a separate Person hereunder and under the other Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Any calculation of the financial covenants set forth in Section 7.12 hereof or any other financial ratio or test hereunder shall be calculated on a Pro Forma Basis. All defined terms used in the calculation of the financial covenants set forth in Section 7.12 hereof or any other financial ratio or test hereunder shall be calculated on a Pro Forma Basis.

(d) In computing financial ratios and other financial calculations of Holdings and its Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness shall be calculated at par value irrespective of whether Holdings has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

1.04. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commodity Account”, “Commodity Contract”, “Deposit Account,” “Documents,” “General Intangible,” “Instrument,” “Inventory,” and “Securities Account.”

1.05. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06. Foreign Currency. Transactions with Foreign Subsidiaries permitted hereunder that are denominated in Dollars shall be deemed to be the dollar equivalent of any such transactions that are actually funded in a foreign currency, if applicable, using prevailing exchange rates at the time of such transaction and without giving effect to fluctuations in exchange rates.

1.07. Division/Series Transactions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment or Disposition, or similar term (including, for the avoidance of doubt, any restriction, condition or prohibition applicable thereto), shall be deemed to apply to a Division/Series Transaction, as if it were a merger, consolidation, amalgamation, assignment, investment or Disposition, or similar term, as applicable, to, of, or with, a separate Person. Each Person that engages in a Division/Series Transaction and that, prior thereto, is a Subsidiary, a joint venture or any other like term hereunder shall also constitute such a Person or entity hereunder after giving effect to such Division/Series Transaction and any new Person resulting from such Division/Series Transaction shall remain subject to the same restrictions and corresponding exceptions applicable to its predecessor(s). If any Loan Party or Subsidiary shall consummate a Division/Series Transaction, such Loan Party or Subsidiary shall be required to (effective simultaneously with the effectiveness of such Division/Series Transaction regardless of any longer time periods otherwise provided for) comply with the applicable requirements of the Security Documents, including actions described in Section 6.12, to the extent applicable.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Loan Commitments.

(a) Term Loan Commitments. Subject to the terms and conditions set forth herein, including Section 4.01, each Term Lender severally agrees to make a Term Loan to Borrower on the Closing Date, in an aggregate amount not to exceed the amount of such Term Lender’s Term Loan Commitment,; provided, that after giving effect to such Term Borrowings, the Total Term Loan Outstandings shall not exceed the Aggregate Term Loan Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

2.02. Borrowings of Loans.

(a) Each Term Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which shall be given in writing. Each such Committed Loan Notice, substantially in the form of Exhibit A, shall be appropriately completed and signed by a Responsible Officer of Borrower. Each such notice must be received by Administrative Agent not later than 12:00 p.m. New York time one (1) Business Day prior to the requested date of the Term Borrowing on the Closing Date. The Term Borrowing on the Closing Date shall be in a principal amount equal to the Aggregate Term Loan Commitments as of the Closing Date.

(b) Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans. Each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. New York time on the Business Day specified in the applicable Committed Loan Notice. Upon receipt of all funds and satisfaction of the applicable conditions set forth in Section 4.01, Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent by wire transfer of such funds, in each case in accordance with written instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.

(c) Borrower and each Lender hereby irrevocably authorize Administrative Agent, in Administrative Agent’s sole discretion, to advance to Borrower, and/or to pay and charge to Borrower’s Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the Obligations when due and to pay all reasonable fees, costs and expenses and other Obligations at any time owed by any Loan Party to Administrative Agent or any Lender hereunder and (ii) any service charge or Lender Party Expenses when due. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(c) shall constitute and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable to the Loans in accordance with Section 2.08.

2.03. [Reserved].

2.04. [Reserved].

2.05. Repayment of Loans.

(a) (i) The outstanding principal amount of the Term Loans, plus accrued and unpaid interest (if any), together with any additional amounts required to be paid in connection with the Term Loans pursuant to the terms of this Agreement, shall be paid in full on the Maturity Date.

(b) On the last day of a Prepayment Period (such day, a “Prepayment Date”), Borrower shall prepay an aggregate principal amount of Loans equal to the Fixed Amortization Payment applicable to such Prepayment Period. For the avoidance of doubt, the Prepayment Premium shall not apply to any mandatory prepayment pursuant to this Section 2.05(b).

(c) For any prepayment of Loans required to be made on any Prepayment Date, the Fixed Amortization Payment applicable to the related Prepayment Period shall be applied to the aggregate principal amount of Term Loans. Subject to Section 2.14, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages.

2.06. Prepayments.

(a) Optional.

(i) Borrower may, upon thirty (30) Business Days’ written notice to Administrative Agent, on any Interest Payment Date voluntarily prepay the Loans in whole or in part, plus the Prepayment Premium, if applicable. Each such notice shall specify the date and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that the prepayment is conditioned upon the effectiveness of other credit facilities, acquisitions or dispositions, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Loan shall be accompanied by the Prepayment Premium, if applicable, and all accrued interest on the amount prepaid. Subject to Section 2.14, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentage.

(b) Mandatory.

(i) Change of Control. Upon the occurrence of a Change of Control, the entire outstanding principal amount of the Loans, plus accrued and unpaid interest (if any), together with any additional amounts required to be paid in connection with the Loans pursuant to the terms of this Agreement, plus the Prepayment Premium applicable at the time of such prepayment, shall be paid in full.

(ii) Asset Dispositions. If any Loan Party or any of its Subsidiaries Disposes of, or suffers an Event of Loss of, any property (other than any Disposition of any property permitted by Section 7.05(a), (b)(i), (c), (e), (f), (g), (h), (i) or (j)) with a fair market value in excess of $1,000,000 in any Fiscal Year, Borrower shall prepay an aggregate principal amount of Loans equal to such excess Net Cash Proceeds promptly after receipt thereof by such Person; provided that so long as no Event of Default shall have occurred and be continuing, the recipient of any such Net Cash Proceeds realized in a Disposition or Event of Loss described in this Section 2.06(b)(ii) may reinvest the amount of any such Net Cash Proceeds within two hundred seventy (270) days of the receipt thereof, in assets of a kind then used or usable in the business of such recipient; provided that if the recipient does not intend to fully reinvest such Net Cash Proceeds, or if the time period set forth in this sentence expires without such recipient having reinvested such Net Cash Proceeds, Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds (to the extent not reinvested or intended to be reinvested within such time period), plus the Prepayment Premium applicable at the time of such prepayment.

(iii) Debt Incurrence. Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.01), Borrower shall prepay an aggregate principal amount of Loans equal to all Net Cash Proceeds received therefrom promptly after receipt thereof by such Loan Party or such Subsidiary, plus the Prepayment Premium applicable at the time of such prepayment.

(iv) Application of Mandatory Prepayments.

(A) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.06(b) shall be applied, first, to fees and expenses owing to Administrative Agent, Collateral Agent and the Lenders, and second, to the scheduled amortization payments made pursuant to Section 2.05(b) of the Loans in the inverse order of maturity (it being understood that, for purposes of this Section 2.06(a)(iv)(A), only the amounts set forth in the definition of “Fixed Amortization Payment” shall be taken into consideration). Subject to Section 2.14, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentage.

(B) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment required under this Section 2.06(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each appropriate Lender of the contents of the Borrower’s prepayment notice and of such appropriate Lender’s pro rata share of the prepayment. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.06(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 1:00 p.m. New York time one (1) Business Day prior to the date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans.

2.07. Termination or Reduction of Commitments.

(a) Term Loan Commitment. The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the Closing Date upon the making of the Term Borrowing on the Closing Date (after giving effect thereto).

2.08. Interest.

(a) Subject to the provisions of Section 2.10 and subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to seventeen percent (17.00%).

(b)

(i) (x) Automatically upon the occurrence and during the continuation of a Specified Event of Default and (y) upon the occurrence and during the continuation of an Event of Default at the direction of the Administrative Agent or the Required Lenders, and upon written notice by the Administrative Agent to Borrower thereof, all outstanding Obligations shall bear interest at the Default Rate applicable thereto.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.

(a) On the Closing Date, the Borrower shall pay to the Administrative Agent, for the benefit of the initial Lenders party hereto, an origination fee (the “Closing Fee”) in an amount equal to $622,500, such Closing Fee to be earned, due, and payable in full to the Administrative Agent on the Closing Date.

(b) At any time any Loan is prepaid in whole or in part, by virtue of (i) the acceleration of the Obligations as a result of the occurrence of an Event of Default (whether or not such acceleration is automatic), (ii) the foreclosure and sale of, or collection of, the Collateral, (iii) the sale of the Collateral in any bankruptcy proceeding, or (iv) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any bankruptcy proceeding, then, in any such event set forth in clauses (i) through (iv), an amount equal to the Prepayment Premium shall be due and payable in full by the Borrower to the Administrative Agent on behalf of the Lenders on the date of such prepayment pursuant to the terms of this Agreement.

(c) Payment of the Prepayment Premium hereunder constitutes liquidated damages and not a penalty, and the actual amount of damages to the Lenders or profits lost by the Lenders as a result of the relevant prepayment would be impracticable and extremely difficult to ascertain. Accordingly, the Prepayment Premium hereunder is provided by mutual agreement of the Borrower, the Administrative Agent and the Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any applicable prepayment, the Prepayment Premium shall be due and payable as though any accelerated principal obligations were voluntarily terminated, reduced or prepaid as of such date and shall constitute part of the Obligations secured by the Collateral. THE LOAN PARTIES HEREBY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH PREPAYMENT. The Borrower expressly agrees that with respect to the Prepayment Premium payable hereunder: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Administrative Agent and Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium as herein described is a material inducement to the Administrative Agent and Lenders to provide the Commitments and make the Loans.

(d) Fee Letter. Borrower agrees to pay the fees payable in the amounts and at the times set forth in the Fee Letter and any other separate letter agreements between Borrower and Administrative Agent.

(e) Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Administrative Agent for distribution to the Lenders entitled thereto. Absent manifest error, fees paid shall not be refundable under any circumstances.

2.10. Computation of Interest and Fees. All computations of interest for any Loan shall be made on the basis of the actual days elapsed over a year of 365 or 366 days, as the case may be. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt; Promise to Repay.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by Administrative Agent (the “Loan Account”) in the ordinary course of business; provided that any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. The accounts or records maintained by Administrative Agent (and any Lender) shall be conclusive absent manifest error; provided that in the event of any conflict between the accounts and records maintained by any Lender and Administrative Agent, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(b) Borrower unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.05.

(c) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that any portion of the Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns in the form of Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.05) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

2.12. Payments Generally.

(a) General. All payments to be made by Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. New York time on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Term Loan Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. New York time may be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected when computing interest or fees, as the case may be.

(b) [Reserved].

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as provided in Section 8.03.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Term Loan Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term Loan Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term Loan Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Term Loan Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term Loan Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term Loan Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Term Loan Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders,” or any comparable definition and Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by Administrative Agent, provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders under the Term Loan Facility on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender under the Term Loan Facility until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. It is agreed and understood that Administrative Agent shall be entitled to set off any funding shortfall of such Defaulting Lender against such Defaulting Lender’s respective share of any payments received from Borrower. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes except as required by applicable Law. If, however, applicable Law requires the withholding or deduction of any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the applicable Loan Party, Administrative Agent or other applicable withholding agent, as the case may be, in its good faith discretion.

(ii) If applicable Law requires the withholding or deduction of any Taxes from any payment under any Loan Document, then (A) the applicable Loan Party (or Administrative Agent, as applicable) shall withhold or make such deductions as are required, (B) such Loan Party (or Administrative Agent, as applicable) shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnification.

(i) Without limiting the provisions of subsection (a) or (b) above but without duplication, each Loan Party shall indemnify each Recipient and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted on payments to, or paid by, such Recipient, as the case may be. A certificate with a reasonably detailed calculation as to the amount of any such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.05(d) relating to the maintenance of a Participant Register and (iii) any Taxes (other than Indemnified Taxes) attributable to such

Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the occurrence of the Facility Termination Date.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Loan Parties to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B)(I), (II), (III) and (IV) and 3.01(e)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense.

(ii) Without limiting the generality of the foregoing, if Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 certifying that such Lender is not subject to backup withholding;

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or

(V) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Laws (including FATCA) as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(iii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its reasonable discretion acting in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes giving rise to such refund), without deduction for out-of-pocket expenses (including Taxes) incurred by Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

3.02. [Reserved]

3.03. [Reserved]

3.04. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or

(ii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for Indemnified Taxes and Excluded Taxes);

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to materially increase the cost to such Lender, or to materially reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon the delivery of a certificate with a reasonably detailed calculation as to the amount of any such increased cost delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, the Loan Parties will, within twenty (20) days of receipt of such certificate, pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of materially reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then within twenty (20) days of receipt of the certificate to be delivered pursuant to subsection (c) below, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. [Reserved].

3.06. Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrower or any Loan Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be unduly disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07. Survival. All of the obligations under this Article III shall survive the resignation of Administrative Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Credit Extension. The obligation of each Lender to make any Credit Extension on the Closing Date hereunder is subject to satisfaction or waiver by the applicable party of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received from Holdings, the Borrower, each Subsidiary Guarantor, the Administrative Agent and each of the Lenders, a duly authorized, executed and delivered counterpart hereof (whether the same or different counterparts (by electronic transmission or otherwise)).

(b) Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same at least three (3) Business Days in advance of the Closing Date.

(c) Secretary’s Certificate and Attachments. The Administrative Agent shall have received an originally executed certificate from the secretary or assistant secretary of each Loan Party, together with all applicable attachments, certifying as to the following:

(i) Organizational Documents. Attached thereto is a copy of each Organizational Document of such Loan Party originally executed and delivered by each party thereto and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto.

(ii) Signature and Incumbency. Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Loan Party authorized to execute the Loan Documents to which it is a party on the Closing Date.

(iii) Resolutions. Attached thereto are copies of resolutions of the board of directors (or similar governing body) of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date and the Transactions, as applicable, in each case, certified as of the Closing Date as being in full force and effect without modification or amendment.

(iv) Good Standing Certificates. Attached thereto is a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date listing all charter documents affecting each Loan Party and certifying as to the good standing of such Loan Party (but only if the concept of good standing exists in the applicable jurisdiction).

(d) Opinion of Counsel. The Administrative Agent shall have received a legal opinion of Zuber Lawler LLP, as United States counsel to the Loan Parties, and a legal opinion of Dentons Canada LLP, as Canadian counsel to the Loan Parties, in each case which shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(e) Lien Search Results. The Administrative Agent shall have received Uniform Commercial Code lien search results with respect to each Loan Party in its jurisdiction of organization and tax and judgment lien search results with respect to each Loan Party in its jurisdiction of organization and the county in which it maintains its chief executive office showing only Permitted Liens.

(f) Evidence of Insurance. The Administrative Agent shall have received insurance certificates, with confirming endorsements, naming the Administrative Agent, on behalf of the Lenders, as loss payee or mortgagee, as their interest may appear, on all property damage policies and as an “additional insured” on all third party liability policies, except professional liability.

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit I, dated as of the Closing Date, and executed by a Responsible Officer of the Borrower.

(h) No Material Adverse Effect. Since December 31, 2022, no event shall have occurred that has resulted in, or is reasonably expected to result in, a Material Adverse Effect.

(i) Know Your Customer Information. The Administrative Agent and, upon reasonable request, any Lender, shall have received at least three (3) days prior to the Closing Date a completed OFAC questionnaire and all documentation and other information required by regulatory authorities or, in the case of any Lender, so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, with results satisfactory to the Administrative Agent.

(j) Closing Certificate. The Lenders and the Administrative Agent shall have received a Closing Certificate in the form attached hereto as Exhibit H, dated as of the Closing Date, and executed by a Responsible Officer of the Borrower.

(k) Consummation of the Refinancing Transactions. Contemporaneously with the funding of the Term Loans hereunder, (A) all Indebtedness and other obligations in respect of the Existing Credit Agreement shall have been repaid in full.

(l) Representations and Warranties. The representations and warranties contained in this Agreement and any other Loan Document shall be true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of such earlier date.

(m) Payment of Fees. The Administrative Agent shall have received all fees in the amounts previously agreed in writing to be received on the Closing Date and all expenses in the amounts previously agreed in writing to be received on the Closing Date, in each case, for which invoices have been presented at least one (1) Business Day prior to the Closing Date shall have been paid.

(n) Notice of Borrowing. Prior to the making of each Loan on the Closing Date, the Administrative Agent shall have received a Committed Loan Notice meeting the requirements of Section 2.02(a).

(o) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(p) Good Standing. The Administrative Agent shall have received a “bring down” good standing with respect to each Loan Party from such Loan Party’s jurisdiction of incorporation, organization or formation, dated as of the Closing Date, as reasonably required by the Administrative Agent.

(q) Order/Decree. There shall be no order, injunction or decree of any Governmental Authority restraining or prohibiting the funding under the Term Loan Facility.

(r) Beneficial Ownership Certification. Each Loan Party, to the extent such Loan Party qualifies as a “legal entity customer”, shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to such Loan Party, in each case at least three (3) Business Days prior to the Closing Date, to the extent such Beneficial Ownership Certification is requested by the Administrative Agent or the applicable Lender in writing at least five (5) Business Days prior to the Closing Date.

(s) Governmental Authorizations and Consents. Each Loan Party shall have obtained all authorizations and consents of any Governmental Authority, and any other Persons, in each case that are necessary or advisable in connection with the Transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect.

(t) Other Documents and Actions. The Lenders and the Administrative Agent shall have received all other agreements, certificates and other documents required to be delivered on the Closing Date as set forth on the closing checklist attached as Exhibit G hereto, and all other actions required to be taken on the Closing Date as set forth on Exhibit G hereto shall have been taken.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lender Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to Administrative Agent and the Lenders, and in the case of representations and warranties made as of the Closing Date after the consummation of the Transactions, that:

5.01. Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its operation or properties requires such qualification, except, in the case of the foregoing clause (c), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention; Consents. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions, have been duly authorized by all necessary organizational action, and do not and will not (a) contravene the terms of its Organization Documents or (b) (i) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created pursuant to the Loan Documents or other Permitted Liens) under (1) any material Contractual Obligation to which such Person is a party or (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (ii) violate any Law material to any Loan Party or Subsidiary, or (iii) require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, in each case, as to clauses (b)(ii) and (b)(iii) except as would not reasonably be expected to have a Material Adverse Effect.

5.03. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and the Fee Letter, the Notes, and the Security Instruments, when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party that is party thereto in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

5.04. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of Borrower and its Subsidiaries dated on or about April 30, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the month then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The Borrower has delivered to the Administrative Agent and made available to the Lenders the Financial Model which sets forth projections of Holdings and its Subsidiaries on a pro forma basis as of May 31, 2023. Such financial projections (A) have been prepared on a pro forma basis in good faith by the Loan Parties, based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the Closing Date to be reasonable), (ii) accounting principles consistent with the Audited Financial Statements, and (iii) the information reasonably available to, or in the possession or control of, the Loan Parties as of the date of delivery thereof, (B) reflect in all material respects, all adjustments required to be made to give effect to the Transactions, (C) have been prepared in a manner consistently applied throughout the applicable period covered thereby, and (D) present fairly, in all material respects, the consolidated financial position and results of operations of the Loan Parties described therein as of such date and for such periods set forth therein, on a pro forma basis assuming that the Transactions had occurred at such dates (it being understood and agreed that (x) any financial or business projections or forecasts furnished are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, which may be beyond the control of any Loan Party, (y) no assurance is given by any Loan Party that any particular financial projections will be realized and (z) the actual results during the period or periods covered by any such projections or forecasts may differ from the projected or forecasted results and such differences may be material).

(d) All financial statements delivered pursuant to Sections 6.01(a), 6.01(b) and 6.01(c) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of (i) prior to the consummation of the Merger Transactions, Holdings and its Subsidiaries, on a consolidated and consolidating basis, and (ii) from and after the consummation of the Merger Transactions, New Holdings and its Subsidiaries, on a consolidated basis, in each case as of the dates and for the periods to which they relate, except as indicated in any notes thereto and, in the case of any such unaudited financial statements, the absence of footnote disclosures and audit adjustments.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f) The Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent.

5.05. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties that (a) purport to affect or pertain to this Agreement or any other Loan Document or any Transaction, including any actions, suits, proceedings, claims or disputes seeking an injunction or other equitable relief with respect to any of the foregoing, (b) either individually or in the aggregate, could reasonably be expected to result in liabilities in excess of, $1,000,000, or (c) either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.06. No Default. To the actual knowledge of each Loan Party and each Subsidiary, no Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or the incurrence of Indebtedness hereunder.

5.07. Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries owns or has the right to use, and in the case of Real Estate (if any), has good, marketable title to (or valid leasehold interests in), all property (tangible and intangible) necessary to, or used in the ordinary conduct of, its business, subject to Permitted Liens and except (i) for any such properties which are not material to the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, (ii) for such defects in title as would not, individually or in the aggregate, materially interfere with the operations of such Loan Party’s or such Subsidiary’s respective business, and/or (iii) as have been disposed of in compliance with the terms of this Agreement.

(b) No Loan Party owns or has any interest in fee-owned Real Estate as of the Closing Date. Schedule 5.07(b) sets forth the address (including street address, county and state) of all leased real property of the Loan Parties with respect to each such lease any of the Loan Parties are party to as of the Closing Date.

5.08. Environmental Compliance.

(a) No Loan Party or any Subsidiary (i) has, to the actual knowledge of the Loan Parties and their respective Subsidiaries, failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to such Loan Party’s or Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as has not resulted, and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) (i) None of the properties owned or operated by any Loan Party or any Subsidiary is listed or, to the actual knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) to the actual knowledge of the Loan Parties, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary; (iii) to the actual knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the actual knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary, except in the case of this clause (iv) as has not resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not individually or in the aggregate reasonably be expected to result in Environmental Liabilities on the part of the Loan Parties and their Subsidiaries in excess of $300,000, no Loan Party or any Subsidiary is undertaking, and no Loan Party or any Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property owned or operated by any Loan Party or any Subsidiary have, to the actual knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

For the avoidance of doubt, this Section 5.08 shall not apply to any BATM Location, and the Loan Parties make no representations or warranties as to compliance with Environmental Laws or the existence of any Environmental Liabilities with respect to any BATM Location.

5.09. Insurance and Casualty. The Loan Parties and their Subsidiaries maintain insurance with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as is customary, reasonable and prudent (in the good faith judgment of management of the Borrower) in light of the size and nature of the business of the Loan Parties and their Subsidiaries. Schedule 5.09 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.09 is in full force and effect as of the Closing Date.

5.10. Taxes. Each Loan Party and each Subsidiary has filed all Federal and state income Tax returns and other material Tax returns and reports required to be filed, and has paid all Federal and state income Taxes and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being Properly Contested. Each Loan Party and each of its Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Loan Party knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.11. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code and such letter may be relied upon, or an application for such a letter is currently being processed by the Internal Revenue Service. To the actual knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of any such Plan’s tax-qualified status.

(b) There are no pending or, to the actual knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Person, with respect to any Plan that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $300,000. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in liabilities individually or in the aggregate in excess of $300,000.

(c) (i) No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, in each case that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $300,000; (ii) each Loan Party, each Subsidiary thereof and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, in each case except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $300,000; (iii) as of the valuation date for any Pension Plan immediately prior to the date this representation is made, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; and (iv) no Loan Party, no Subsidiary thereof nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, except as would not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $300,000.

(d) No Loan Party maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 5.11(d) hereto.

5.12. Subsidiaries; Equity Interests; Capitalization. No Loan Party and no Subsidiary of any Loan Party (a) has any Subsidiaries other than those disclosed on Schedule 5.12 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary) or created or acquired in compliance with Section 6.12, or (b) has any equity Investments in any other Person other than those specifically disclosed on Schedule 5.12 or made after the Closing Date in compliance with this Agreement and the other Loan Documents. All of the outstanding Equity Interests of each Loan Party and each Subsidiary have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable) and are owned by the Persons and in the amounts specified on Schedule 5.12 free and clear of all Liens except for Permitted Liens.

5.13. Margin Regulations; Investment Company Act. No Loan Party and no Subsidiary of any Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Loan Parties, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14. Disclosure. No report, financial statement, certificate or other information (other than information of a general economic or general industry nature) furnished by or on behalf of any Loan Party or any Subsidiary to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading when furnished; provided that, with respect to projected financial information, forecasts and other forward looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions, taken as a whole, believed to be reasonable at the time. As of the Closing Date, all of the information included in any Beneficial Ownership Certification is true and correct in all respects.

5.15. Compliance with Laws and Applicable Regulations.

(a) Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.

(b) During the past five (5) years, neither any Loan Party nor any of their respective officers or directors, nor, to the actual knowledge of any Loan Party, any employees, representatives, members, managers, or other Person acting for or on behalf of any Loan Party or any of its Subsidiaries has directly or indirectly (i) made any unlawful contribution, bribe, payoff, influence payment or kickback to any Person, private or public, regardless of form, whether in money, property, or services, (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, or (3) to obtain special concessions or for special concessions already obtained or, (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the International Anti-Bribery and Fair Competition Act of 1998, as amended, or similar Law, or (iii) made any other unlawful payment or obtained reimbursement for an unlawful payment.

(c) Neither any Loan Party nor any of their respective directors, officers, agents, managers, members, or employees is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of Sanctions or is a Sanctions Target. Neither the Borrower nor any of its Affiliates is located, organized or resident in a country or territory that is the subject or the target of Sanctions, including Iran, North Korea, Sudan, Cuba or Syria.

(d) Each Loan Party and each Subsidiary is and at all times during the past five (5) years has been in compliance with Sanctions, Anti-Corruption Laws and AML Laws. No Loan Party will use the advances of the Loans or the proceeds thereof in violation of any Sanctions or Anti-Corruption Laws, or otherwise make such funds available to any Sanctions Target. None of the Loan Parties, any of their Subsidiaries or any of their respective directors or officers, nor, to the actual knowledge of the Loan Parties, any of their respective Affiliates, employees or agents, is a Sanctions Target.

(e) No Loan Party has received any notice (i) from any Governmental Authority in connection with money transmission services conducted by, or alleged to be conducted by, any Loan Party, that could reasonably be expected to result in a material impairment on the ability of the Loan Parties and their Subsidiaries, taken as a whole, to conduct their business or (ii) of any inquiry (that could reasonably be expected to result in a material impairment on the ability of the Loan Parties and their Subsidiaries, taken as a whole, to conduct their business) or any investigation by any Governmental Authority as to whether any Loan Party is required to obtain money transmission licenses or substantially similar licenses from any state.

(f) Borrower has obtained, fully complies with the terms of, and will maintain in full force and effect, its registration as a “Money Services Business” within the meaning of the Bank Secrecy Act, 12 U.S.C. §1829b; §1951 et seq., and 31 U.S.C. § 5311 et seq. (“BSA”) and the related rules and regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”). Further, Borrower has obtained, fully complies with the terms of, and will maintain in full force and effect, its money transmission licenses or equivalent license from any state or international jurisdiction in which it has obtained such a money transmission license or its equivalent in such jurisdiction.

(g) Except as set forth on Schedule 5.15(g), no Loan Party currently is, and has not previously been, engaged in any activity in a jurisdiction that would cause such Loan Party to be required to be licensed under any Law relating to money transmission, prepaid access or other money services business activity where such Loan Party does not currently have a license (or application therefor) in good standing, except where a failure to obtain or maintain such license in good standing would not reasonably be expected to result in a material impairment on the ability of the Loan Parties and their Subsidiaries, taken as a whole, to conduct their business. Further, except as set forth on Schedule 5.15(g), no Loan Party has previously been engaged in any activity in a jurisdiction that would have caused such Loan Party to be required to be licensed under any Law relating to money transmission or other money services business activity where such Loan Party did not have a then current license in good standing, except in any such jurisdiction that, at such time, was not material to the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole.

(h) The operations of the Loan Parties are, and, in the three (3) years prior to the date hereof, have been, in compliance in all material respects with all Laws applicable to the Loan Parties, and no Loan Party has received in the three (3) years prior to the date hereof any written notice from any Governmental Authority alleging a material violation of such Laws.

(i) Each Loan Party is currently in compliance in all material respects with all applicable Data Protection Requirements and has been in compliance in all material respects with all applicable Data Protection Requirements.

(j) Each Loan Party has provided all requisite notices and obtained all required authorization or consents and satisfied all other requirements necessary for processing any Personal Data by such Loan Party, except where the failure to satisfy such requirements would not have a Material Adverse Effect. Without limitation, the processing of Personal Data by each Loan Party on or after the Closing Date, will not cause or constitute a breach or violation of any Data Protection Requirements, except as would not reasonably be expected to cause a material impairment of the ability of the Loan Parties and their Subsidiaries, taken as a whole, to conduct their business.

(k) To the actual knowledge of the Loan Parties, there has been no Material Data Compromise Event: (i) pursuant to which any Loan Party is required to notify any payment network or Governmental Authority that it has experienced a Material Data Compromise Event or is required to hire a PCI forensics investigator or the equivalent thereof by rules or guidance issued by any payment network; or (ii) causing any Loan Party to be required by the payment networks or any Data Protection Requirements to notify any customers or third parties that such Loan Party has experienced a Material Data Compromise Event or suspected Material Data Compromise Event.

5.16. Labor Matters. Except as set forth on Schedule 5.16, as of the Closing Date no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary pending or, to the actual knowledge of any Loan Party, threatened which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. There are no representation proceedings pending or, to any Loan Party’s actual knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the actual knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.17. Use of Proceeds. Borrower and its Subsidiaries shall have used the proceeds of the Credit Extensions in accordance with Section 6.13 hereof.

5.18. Material Agreements. Schedule 5.18 includes a complete and accurate list of (1) each Material Contract, (2) the address of each BATM Location, (3) the owner, as of the Closing Date, of such BATM Location, (4) the number of BATMs located at such BATM Location and (5) the serial number or other unique identifying number of each BATM located at such BATM Location. No Loan Party and, to the actual knowledge of the Loan Parties, no other Person party thereto is in default in the performance or compliance with any provisions of any Material Contract or Material License.

5.19. Validity, Perfection and Priority of Security Interests. The Liens in favor of Administrative Agent provided pursuant to the Security Instruments are valid and perfected first priority security interests in the Collateral (subject only to the Permitted Liens), and all filings and other actions required by the Loan Documents to perfect the Liens on such Collateral have been taken on the Closing Date or shall be taken as promptly as practicable following the Closing Date or in accordance with Section 6.19.

5.20. Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Obligation (other than contingent indemnification claims for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:

6.01. Financial Statements. Deliver to Administrative Agent and each Lender:

(a) Within (x) one hundred eighty (180) days after the end of the Fiscal Year ending December 31, 2023 and (y) one hundred twenty (120) days after the end of each Fiscal Year beginning with the Fiscal Year ending December 31, 2024, a consolidated balance sheet of Holdings (or, after the consummation of the Merger Transactions, PubCo) and its Subsidiaries as of the end of such Fiscal Year, and the related consolidated statements of income or operations, owners’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP; and such consolidated statements to be audited and accompanied by a report and opinion of KPMG International Limited or another accounting firm of nationally recognized standing (the “Auditor”), which report and opinion shall not be subject to any “going concern” or like qualification or any qualification or exception as to the scope of such audit and shall state that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP;

(b) Within sixty (60) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2023), an unaudited consolidated balance sheet of Holdings (or, after the consummation of the Merger Transactions, PubCo) and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnote disclosure;

(c) Within (x) sixty (60) days after the end of the Fiscal Quarters ending June 30, 2023 and September 30, 2023, and (y) forty five (45) days after the end of each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 2023, an unaudited consolidated balance sheet of Holdings (or, after the consummation of the Merger Transactions, PubCo) and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Quarter then elapsed, setting forth in each case in comparative form figures for the corresponding periods of the previous Fiscal Year and the financial projections for the current Fiscal Year and certified by a Responsible Officer of Borrower to the effect that such statements fairly present, in all material respects, in accordance with GAAP the financial condition of Holdings (or, after the consummation of the Merger Transactions, PubCo) and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end adjustments and the absence of footnote disclosure;

(d) within ninety (90) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2023), annual financial projections of Holdings (or, after the consummation of the Merger Transactions, PubCo) and its Subsidiaries for the following Fiscal Year on a consolidated basis, in form reasonably satisfactory to Administrative Agent, of monthly consolidated balance sheets and statements of income or operations and cash flows and detailing assumptions made in the build-up of such projections; and

(e) as soon as available and in any event within (x) forty-five (45) days after the end of each Fiscal Month ending on or prior to June 30, 2023, and (y) thirty (30) days after the close of each Fiscal Month ending after June 30, 2023, (a) a monthly cash balance report detailing Holdings’ (or, after the consummation of the Merger Transactions, PubCo’s) and its Subsidiaries’ cash balances as of the end of such Fiscal Month, and (b) a monthly operational performance report detailing accounts receivable and accounts payable as of the end of such Fiscal Month, and other key performance indicators and operational performance figures to be reasonably requested by Administrative Agent, in each case on a consolidated basis, and setting forth in each case in comparative form the corresponding consolidated figures for the comparable Fiscal Month in the preceding Fiscal Year.

Documents required to be delivered pursuant to Section 6.01 may be delivered electronically and shall be deemed to have been delivered on the date on which PubCo posts such documents to EDGAR (or such other free, publicly accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

6.02. Other Information. Deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent:

(a) concurrently with delivery of financial statements under Sections 6.01(a) and 6.01(c), a Compliance Certificate executed by a Responsible Officer of Borrower which certifies compliance with the covenants set forth in Section 7.12 and provides a reasonably detailed calculation of financial covenants required thereby and a management report (A) describing the operations and financial condition of Holdings and its Subsidiaries for the fiscal period covered by such financial statements and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (B) discussing the reasons for any significant variations as between the fiscal period covered and the portion of the Fiscal Year then elapsed and the same periods during the immediately preceding Fiscal Year, and as between such periods and the same periods included in the financial projections delivered pursuant to Section 6.01(d), all such information to be presented in reasonable detail;

(b) [reserved];

(c) promptly after the same are available, copies of each annual report, proxy or financial statements sent to the equityholders of Holdings (or, after the consummation of the Merger Transactions, PubCo), and copies of all annual, regular, periodic and special reports and registration statements which Holdings (or, after the consummation of the Merger Transactions, PubCo) or any other Loan Party may file or be required to file with the SEC under Section 13, or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) (i) concurrently with the delivery of financial statements under Section 6.01(c), a report specifying any new Material Contract entered into since the last such report, together with copies thereof, and (ii) promptly upon the occurrence thereof, written notice of any of the following and an explanation of any actions being taken with respect thereto: any (1) notices of default under a Material Contract or (2) material modification or termination of a Material Contract; and

(e) promptly, such additional information regarding the business, financial or organizational affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request.

6.03. Notices. Notify Administrative Agent and each Lender:

(a) promptly, and in any event, within three (3) Business Days after any Responsible Officer obtains actual knowledge thereof, of the occurrence of any Default or Event of Default;

(b) promptly, and in any event, within three (3) Business Days after any Responsible Officer obtains actual knowledge thereof, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) promptly, and in any event, within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof, of the occurrence of any ERISA Event;

(d) of the creation or acquisition of any Subsidiary within five (5) days of the creation or acquisition thereof;

(e) promptly, and in any event, within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof, that the holder of any Junior Indebtedness has given any written notice or taken any other action with respect to a claimed default thereunder;

(f) promptly, and in any event, within three (3) Business Days after the commencement thereof, or the obtaining of actual knowledge thereof by any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, would reasonably be expected to result in a material impairment on the ability of the Loan Parties and their Subsidiaries, taken as a whole, to conduct its business; and

(g) promptly, and in any event, within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof, of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary, the receipt by any Loan Party or any Subsidiary of any comment letter or management report submitted by its Auditor (together with a copy thereof) or any discharge, resignation or withdrawal by or of any Loan Party’s present Auditor;

(h) promptly, and in any event, within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof, any event that has result in, or would reasonably be expect to result in, a Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Administrative Agent and the Lenders pursuant to this Agreement;

(i) promptly, and in any event, within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof, any casualty, damage or destruction to any material portion of the Collateral (deemed to include Collateral having an aggregate value in excess of $150,000 or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral (deemed to include Collateral having an aggregate value in excess of $150,000) under power of eminent domain or by condemnation or similar proceeding;

(j) promptly, and in any event, within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof, any breach or alleged breach of any terms of any Material Contract or Material License;

(k) promptly (and in no event later than five (5) Business Days after the execution thereof or receipt thereof by any Loan Party), copies of any material notices, amendments, waivers, consents, forbearances and notices of default or termination delivered or received in writing with respect to any Material Contract or Material License; and

(l) promptly (and in no event later than five (5) Business Days after a Responsible Officer of any Loan Party obtains actual knowledge thereof), notice to the Administrative Agent of any and all regulatory notices or other correspondence of a non-routine nature received in writing from any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, which reasonably would be expected to result in a fine, liability or other monetary penalty in a material amount, or which reasonably would be expected to result in a material impairment on the ability of any Loan Party or any of their respective Subsidiaries to conduct its business.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and propose to take with respect thereto.

6.04. Payment of Taxes. Pay and discharge as the same shall become due and payable, all Federal, state and other material Tax liabilities, unless the same are being Properly Contested.

6.05. Preservation of Existence, Etc.. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business; (c) preserve or renew all of its material registered Intellectual Property and rights to use Intellectual Property necessary in the normal conduct of its business; and (d) keep in full force and effect each Inbound Intellectual Property License the expiration or termination of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (each a “Material License”).

6.06. Maintenance of Properties. Maintain or cause to be maintained in accordance with any applicable Material Contracts and applicable leases, in each case in all material respects, and otherwise in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Loan Parties and their Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, including as required to remain in material compliance with any applicable Material Contracts.

6.07. Maintenance of Insurance; Condemnation Proceeds.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to Administrative Agent (it being understood that the insurance companies currently engaged by the Loan Parties as of the Closing Date are acceptable to Administrative Agent) and not Affiliates of the Loan Parties, insurance with respect to the properties and business of the Loan Parties against such risks as are generally consistent with the insurance coverage maintained by the Loan Parties as of the Closing Date or as is required by applicable Law, of such types and in such amounts as is customary, reasonable and prudent (in the good faith judgment of management of the Borrower) in light of the size and nature of the business (including policies of life, fire, theft, product liability, public liability, flood insurance, property damage, other casualty, employee fidelity, workers’ compensation, and employee health and welfare insurance).

(b) Deliver to Administrative Agent certificates setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties, and cause each issuer of an insurance policy to a Loan Party to provide Administrative Agent with a customary endorsement showing, among other things, Administrative Agent as a loss payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance, and providing that the insurance companies will endeavor to give Administrative Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled (except that ten (10) days’ prior written notice will be provided in the event of non-payment of premium).

(c) [Reserved].

(d) Unless Borrower provides Administrative Agent with evidence of the continuing insurance coverage required by this Agreement, Administrative Agent may, upon providing Borrower with five (5) Business Days’ prior written notice, purchase insurance at Borrower’s expense to protect Administrative Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrower’s and each other Loan Party’s interests. The coverage that Administrative Agent purchases may, but need not, pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Loan Parties have obtained the insurance coverage required by this Agreement. If Administrative Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and the costs of the insurance may be added to the principal amount of the Loans owing hereunder. Any amounts received by the Administrative Agent pursuant to an insurance policy purchased in accordance with this clause (d) shall be applied towards the Obligations outstanding hereunder.

6.08. Compliance with Laws Generally; Environmental Laws. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply with the requirements of all Laws (including without limitation all applicable Environmental Laws, and all laws and regulations referred to in Section 5.15 above) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being Properly Contested; (b) maintain its Real Estate (if any) in compliance with all Environmental Laws; (c) obtain and renew all environmental permits which it is required by applicable Environmental Laws to obtain for its operations and properties; and (d) implement any and all investigation, remediation, removal and response actions which it is required to implement in order to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Estate.

6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries, in all material respects, for the Loan Parties taken as a whole and for the Loan Parties and their Subsidiaries taken as a whole, in conformity with GAAP consistently applied (or such other customary standard in such foreign jurisdiction where a Foreign Subsidiary does business) shall be made; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Loan Party or such Subsidiary, as the case may be.

6.10. Inspection Rights; Meetings with Administrative Agent; Board Observation Rights.

(a) Permit Administrative Agent and Lenders or their designees or representatives from time to time (but in no event more than one (1) time in any Fiscal Year for the Administrative Agent and the Lenders unless an Event of Default has occurred and is continuing), subject to reasonable notice and during normal business hours, and subject to Section 10.06 and legal privileges (including, without limitation, attorney client privilege) and requirements to protect the confidentiality of competitively sensitive information, to conduct inspections of the operations and properties of the Loan Parties and Subsidiaries and to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and Auditors. Neither Administrative Agent nor Lenders shall have any duty to any Loan Party to share any results of any such inspection or examination with any Loan Party. The Loan Parties acknowledge that all reports are prepared by or for Administrative Agent and Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them.

(b) Without limiting the foregoing, the Loan Parties will promptly upon Administrative Agent’s request therefor, which shall not be made more frequently than once per Fiscal Quarter, participate in a telephonic or in person meeting with the Administrative Agent and Lenders to discuss the most recently reported financial results and the financial condition of Holdings and its Subsidiaries, at which shall be present a Responsible Officer and such other officers of the Loan Parties as may be reasonably requested to attend by the Administrative Agent or the Required Lenders, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.

(c) Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement entered into in good faith or (ii) is subject to attorney-client or similar privilege or constitutes privileged attorney work product.

(d) Prior to the satisfaction of the Assumption Conditions only, the Administrative Agent shall be entitled to appoint one (1) representative as an observer to the board of directors of Holdings (the “Board Representative”). The Board Representative will not have the right to vote on any matters that are presented to the board of directors, but shall be entitled to attend all meetings of the board of directors, to receive copies of all information materials distributed to the board of directors, and to ask questions and otherwise participate in meetings of the board of directors.

6.11. Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plans, except, in each case, if the failure to take such action would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

6.12. Further Assurances.

(a) At Borrower’s cost and expense, upon request of Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to Administrative Agent such further instruments, documents, certificates and financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents.

(b) Upon the acquisition or creation of any Subsidiary, cause to be delivered to Administrative Agent promptly and in any event within thirty (30) days (or such longer period acceptable to the Administrative Agent) of the acquisition or creation thereof, each of the following, as applicable, in each case reasonably acceptable to Administrative Agent and, as applicable, duly executed by the parties thereto: (i) a joinder agreement with respect to this Agreement or a separate agreement of Guarantee acceptable to Administrative Agent, together with other Loan Documents reasonably requested by Administrative Agent, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of Administrative Agent in all Collateral of such Subsidiary, subject to any limitations on Collateral set forth in the Loan Documents; (ii) Uniform Commercial Code financing statements, Documents and original collateral (including pledged Equity Interests, other securities and Instruments) and such other documents and agreements as may be reasonably required by Administrative Agent, all as necessary or desirable to establish and maintain a valid, perfected first priority Lien in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents executed on the Closing Date (and subject to any limitations on Collateral set forth therein), (iii) to the extent required by Administrative Agent, an opinion of counsel to such Subsidiary addressed to Administrative Agent and the Lenders, in customary form and substance and reasonably acceptable to Administrative Agent, and (iv) current copies of the Organization Documents of such Subsidiary, resolutions of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 6.12, all certified by an appropriate officer of such Subsidiary.

(c) Upon the acquisition by any Loan Party of any fee owned Real Estate with an individual fair market value in excess of $500,000 (provided that the aggregate fair market value of all fee owned Real Estate not subject to the requirements of this Section 6.12 shall not exceed $1,000,000), deliver or cause to be delivered to Administrative Agent, with respect thereto, within ninety (90) days after the acquisition thereof or the date that the aggregate fair market value of all fee owned Real Estate not subject to the requirements of this Section 6.12 exceeds $1,000,000, as applicable (or such later date as determined by the Administrative Agent), in each case reasonably acceptable to Administrative Agent, a mortgage or deed of trust, as applicable, and an opinion of Borrower’s counsel with respect thereto, an ALTA lender’s title insurance policy insuring Administrative Agent’s perfected Lien (subject to Permitted Liens), a current ALTA survey, certified to Administrative Agent by a licensed surveyor, a certificate from a national certification agency indicating whether such Real Estate is located in a special flood hazard area, and an environmental audit.

(d) Upon the acquisition or creation of any Subsidiary, cause to be delivered to Administrative Agent promptly and in any event within thirty (30) days (or such longer period acceptable to the Administrative Agent) of the acquisition or creation thereof, certificates, if any, representing 100% of the Equity Interests of such Subsidiary that constitute Collateral (subject to any limitations on Collateral set forth in the Loan Documents), together with undated Equity Interest powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and such further instruments, documents, certificates and financing and continuation statements required to establish and preserve the Lien of Administrative Agent in such Equity Interests.

6.13. Use of Proceeds. (i) Use the proceeds of any Credit Extension, in each case in compliance with Regulations T, U or X of the FRB in all material respects, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds and (ii) use the proceeds of the Term Loans as of the Closing Date to (A) repay all amounts owing under the Existing Credit Agreement, (B) to pay fees and expenses incurred in connection with the foregoing and with the Transactions, and (C) for working capital and general corporate purposes (including Permitted Acquisitions, Investments and capital expenditures otherwise permitted pursuant to this Agreement (including, without limitation, any fees and expenses related thereto)).

6.14. Holdings Covenant.

(a) Prior to the satisfaction of the Assumption Conditions, Holdings may engage solely in the following activities: (i) acting as a holding company and transactions incidental thereto, (ii) entering into the Loan Documents and the transactions required herein or permitted herein to be performed by Holdings, (iii) receiving and distributing the dividends, distributions and payments permitted to be made to Holdings pursuant to Section 7.06, (iv) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals, (v) owning the Equity Interests of Borrower, provided that Holdings may own the Equity Interests of New Holdings prior to the consummation of the Merger Transactions, (vi) issuing Equity Interests as permitted hereunder, (vii) engaging in activities necessary or incidental to any director, officer and/or employee option incentive plan at Holdings, (viii) providing guarantees for the benefit of Borrower to the extent Borrower is otherwise permitted to enter into the transaction under this Agreement (including guaranties of lease obligations) and (ix) holding deposits in Deposit Accounts in connection with consummating any of the foregoing transactions.

(b) From and after the satisfaction of the Assumption Conditions, New Holdings may engage solely in the following activities: (i) acting as a holding company and transactions incidental thereto, (ii) entering into the Loan Documents and the transactions required herein or permitted herein to be performed by Holdings, (iii) receiving and distributing the dividends, distributions and payments permitted to be made to Holdings pursuant to Section 7.06, (iv) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals, (v) owning the Equity Interests of Borrower, (vi) issuing Equity Interests as permitted hereunder, (vii) engaging in activities necessary or incidental to any director, officer and/or employee option incentive plan at Holdings, (viii) providing guarantees for the benefit of Borrower to the extent Borrower is otherwise permitted to enter into the transaction under this Agreement (including guaranties of lease obligations) and (ix) holding deposits in Deposit Accounts in connection with consummating any of the foregoing transactions.

6.15. Senior Indebtedness. Take all actions necessary to ensure that (i) the Obligations, including those to pay principal of and interest on the Loans and other Obligations, and fees and expenses in connection therewith, constitute senior Indebtedness of the Loan Parties and (ii) all such Obligations rank and shall continue to rank at least senior in priority of payment to any subordinated Indebtedness of Holdings and its Subsidiaries.

6.16. Compliance with Anti-Corruption Laws, AML Laws, Sanctions and Beneficial Ownership Regulation.

(a) Maintain in effect and enforce policies and procedures reasonably intended to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws and applicable Sanctions.

(b) Promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

6.17. Compliance with Material Contracts. Timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under all of its Material Contracts, except to the extent that failure to perform or comply with such provisions, covenants and promises could reasonably be expected to have a Material Adverse Effect.

6.18. Post-Closing Covenants.

(a) Within ten (10) Business Days after the Closing Date (or such longer period as agreed to by the Administrative Agent), deliver to the Agent insurance certificates with respect to each property damage and liability policy held by the Loan Parties, naming the Administrative Agent, on behalf of the Lenders, as loss payee, as their interest may appear, on all property damage policies and as an “additional insured” on all third party liability policies.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Obligation (other than contingent indemnification claims for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a) the Obligations;

(b) Indebtedness set forth on Schedule 7.01 and any Permitted Refinancing Indebtedness thereof;

(c) (i) Guarantees by any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party (other than Holdings); provided that any Guarantee of Indebtedness that is required to be subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such subordinated Indebtedness, (ii) Guarantees by a Subsidiary of Holdings which is not a Loan Party in respect of Indebtedness otherwise permitted hereunder of another Subsidiary of Holdings which is not a Loan Party, and (iii) Guarantees by a Subsidiary of Holdings which is a Loan Party in respect of Indebtedness otherwise permitted hereunder of another Subsidiary of Holdings which is not a Loan Party to the extent constituting an Investment permitted under Section 7.03 in the maximum amount of such Guarantee;

(d) obligations (contingent or otherwise) of the Loan Parties existing or arising under any Swap Contract, provided that such obligations are (or were) required hereunder or entered into by such Person in the Ordinary Course of Business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation;

(e) (i) Indebtedness of Borrower or any Subsidiary (including Capital Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within one hundred twenty (120) days after the applicable acquisition, construction, repair, replacement or improvement and (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that any Indebtedness incurred pursuant to this Section 7.01(e) to finance assets consisting of fixed or capital assets shall (A) be directly attributable to the near-term requirements of revenue-generating contracts (whether in-force or expected to be entered into in the near future) and (B) be in an aggregate amount not to exceed an aggregate amount such that the reasonable expectation of the Loan Parties of the revenue generated by such contract shall be sufficient to support the costs (including debt service) of such Indebtedness;

(f) the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(g) unsecured Indebtedness of (i) any Loan Party owing to any other Loan Party (other than Holdings) and (ii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party; provided that such Indebtedness shall not be evidenced by promissory notes unless such notes are delivered to the Administrative Agent and pledged to Administrative Agent pursuant to the Security Agreement;

(h) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case, incurred in the Ordinary Course of Business and not in connection with the borrowing of money;

(i) Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Loan Party or any Subsidiary in the Ordinary Course of Business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by such Loan Party or any Subsidiary;

(j) Indebtedness of the Borrower or a Subsidiary of the Borrower consisting of deferred purchase price obligations in the form of earn-outs, other contingent deferred purchase price obligations and seller debt (other than working capital or similar adjustments), in each case, incurred in connection with a Permitted Acquisition; provided that agreements providing for earn-outs, other contingent deferred purchase price obligations and seller debt shall provide that (x) no payments shall be permitted with respect thereto, except to the extent set forth in Section 7.11(d), (y) such earn-outs, other contingent deferred purchase price obligations and seller debt shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent and (z) none of such earn-outs, other contingent deferred purchase price obligations and seller debt shall be permitted to be secured, except to the extent expressly provided for in Section 7.02(h);

(k) Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the Ordinary Course of Business and paid in accordance with customary terms;

(l) (A) other unsecured Indebtedness, or (B) Junior Indebtedness, in each case, on terms and conditions satisfactory to the Administrative Agent in its reasonable discretion, provided, that, in the case of clause (A) and (B) immediately above, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of the incurrence of such Indebtedness, and (ii) after giving effect to the incurrence of such Indebtedness, the Consolidated Total Leverage Ratio for the most recently ended Measurement Period, recomputed to give Pro Forma Effect to the incurrence of such Indebtedness, shall not exceed 1.50:1.00, provided, further that, in the case of clause (A) and (B) immediately above, such Indebtedness shall not be permitted to be Guaranteed by any Subsidiary of Holdings other than a Loan Party, subject to the requirements set forth in Section 7.01(c)(i) (it being understood, for the avoidance of doubt, that any Affiliate of Holdings, other than Holdings and its Subsidiaries, shall be permitted to Guarantee such Indebtedness); and provided, even, further, in the case of clause (B) immediately above, to the extent secured, such Junior Indebtedness shall be secured solely by assets and property constituting Collateral, subject to intercreditor arrangements acceptable to the Administrative Agent in its reasonable discretion;

(m) Indebtedness in respect of any bankers’ acceptance, warehouse receipt or obligations of a similar nature entered into in the Ordinary Course of Business in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(n) Indebtedness representing deferred compensation to employees, consultants or independent contractors of Borrower and its Subsidiaries incurred in the Ordinary Course of Business; and

(o) other unsecured Indebtedness in an aggregate principal amount not to exceed $850,000.

7.02. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien granted to the Administrative Agent securing any of the Obligations;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.02 hereto and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.01;

(c) any Standard Permitted Lien;

(d) Liens that are placed upon fixed or capital assets acquired, constructed or improved by Borrower or any Subsidiary; provided that (A) such Liens only secure Indebtedness permitted by Section 7.01(e), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred twenty (120) days after such acquisition or the completion of such construction or improvement, (C) such Liens do not encumber any other property or assets of Holdings or any Subsidiary other than the property financed by such Indebtedness, replacements thereof, additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (D) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capital Leases and the proceeds and products thereof and customary security deposits;

(e) non-exclusive licenses, sublicenses, operating leases or subleases (and precautionary UCC filings with respect thereto) granted by or to the Loan Parties to or from any other Person in the Ordinary Course of Business;

(f) Liens securing obligations constituting Junior Indebtedness, incurred in accordance with Section 7.01(l);

(g) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000; and

(h) Liens securing obligations constituting earn-outs, other contingent deferred purchase price obligations and seller debt, in each case incurred as part of a Permitted Acquisition in accordance with Section 7.01(j), provided that (i) such obligations shall only be secured by the Acquired Assets that are the subject of such Permitted Acquisition, and (ii) such Liens shall be subject to intercreditor arrangements acceptable to the Administrative Agent in its sole discretion (such Liens on Acquired Assets, the “Acquired Asset Liens”).

7.03. Investments. Make any Investments, except:

(a) Investments held by the Loan Parties and their Subsidiaries in the form of cash or Cash Equivalents;

(b) loans, advances and other extensions of credit to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $250,000;

(c) (i) Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries solely to the extent outstanding as of the Closing Date, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties (other than Holdings), and (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d) (i) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business, and (ii) any Permitted Creditor Investment;

(e) Investments existing as of Closing Date (other than those referred to in Section 7.03(c)(i) above or set forth on Schedule 5.12) to the extent set forth in Schedule 7.03 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.03(e) is not increased from the amount of such Investment on the Closing Date except as otherwise permitted by this Section 7.03;

(f) Investments consisting of Permitted Acquisitions;

(g) [reserved];

(h) bank deposits, Securities Accounts and Commodity Accounts maintained in accordance with the terms of this Agreement and the other Loan Documents;

(i) Investments of Holdings and its Subsidiaries in Swap Contracts permitted to be entered into pursuant to this Agreement;

(j) Investments received as the non-cash portion of consideration in connection with a transaction permitted under Section 7.05;

(k) Investments constituting Indebtedness and Guarantees permitted under Section 7.01 (other than Section 7.01(c)(iii)) and transactions permitted by Section 7.02, Sections 7.05 (other than Section 7.05(c)(i)) and Section 7.06;

(l) Guarantees incurred in the Ordinary Course of Business in respect of obligations of the Loan Parties (other than Indebtedness, but including leases (other than Capital Leases)) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(m) so long as no Default or Event of Default exists at the time of, or after giving effect thereto, other Investments in an aggregate amount outstanding not to exceed $250,000;

(n) to the extent constituting Investments, the Transactions; and

(o) the forgiveness or conversion to equity of any Indebtedness owed by any Loan Party (other than Holdings) to any other Loan Party.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, in no event shall (i) any Loan Party, directly or indirectly (including by transfer of Equity Interests of any Person that owns such Intellectual Property) convey, sell, assign, dispose of, or otherwise transfer (by Investment or otherwise) any Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries to Holdings or to any Subsidiary of a Loan Party that is not also a Loan Party or to any other Person that is not a Loan Party and (ii) any Loan Party make any Investments in any Acquired Assets subject to Acquired Asset Liens or in any Person holding any Acquired Assets subject to Acquired Asset Liens, in each case for so long as such Acquired Asset Liens remain outstanding.

7.04. Mergers, Dissolutions, Etc.. Merge, dissolve, liquidate, consolidate with or into another Person (including, without limitation, by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division” or similar plan under the Delaware Limited Liability Company Act or any similar law of any other jurisdiction), except that:

(a) with not less than ten (10) Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice to Administrative Agent, (i) any Subsidiary may merge or consolidate with or liquidate or dissolve into a Loan Party (other than Holdings), provided, that, the Loan Party shall be the continuing or surviving Person, and (ii) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party, provided, that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;

(c) any wholly-owned Subsidiary of Borrower may liquidate, amalgamate or dissolve if (x) the Borrower determines in good faith that such liquidation, amalgamation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Subsidiary is a Loan Party, any assets or business, if any, shall be transferred to the Borrower or another Loan Party as a result of such liquidation, amalgamation or dissolution;

(d) the Merger Transactions may be consummated; and

(e) any Subsidiary of Borrower may consummate a merger, dissolution, liquidation, amalgamation, consolidation or disposition, the purpose of which is to effect a disposition otherwise permitted pursuant to Section 7.05, or an Investment otherwise permitted under Section 7.03.

7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of Cash Equivalents and Inventory in the Ordinary Course of Business;

(b) (i) Dispositions of obsolete, worn out or surplus equipment or property, whether now owned or hereafter acquired, in the Ordinary Course of Business, and (ii) disposition of other assets, in each case for so long as (A) no Default or Event of Default has occurred and is continuing at the time of such Disposition or would immediately result therefrom, (B) at least 75% of the consideration in respect of such Disposition is cash or Cash Equivalents and is paid at the time of closing of such disposition, (C) the consideration in respect of such Disposition is at least equal to the fair market value (as determined in good faith by Borrower) of the assets being disposed of, (D) upon the occurrence and during the continuation of an Event of Default, all proceeds thereof are remitted to Administrative Agent for application to the Obligations in accordance with Section 2.06(b)(ii) if required thereby, and (E) the aggregate amount of proceeds received in respect of any such dispositions pursuant to this clause (ii), in any Fiscal Year, shall not exceed $200,000;

(c) any Disposition that constitutes or funds (i) an Investment permitted under Section 7.03 (other than Section 7.03(k)), (ii) a Lien permitted under Section 7.02, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 7.04 (other than Section 7.04(e)), or (iv) a Restricted Payment permitted under Section 7.06;

(d) such Disposition that results from a casualty or condemnation in respect of such property or assets so long as all proceeds thereof are remitted to Administrative Agent for application to the Obligations in accordance with Section 2.06(b)(ii) if required thereby;

(e) the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof;

(f) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business (including, for the avoidance of doubt, pursuant to any Material Contracts or BATM Location Contracts) (but limited, in the case of licenses or sublicenses of Intellectual Property, to non-exclusive licenses) not interfering with the business of the Loan Parties;

(g) the lapse or abandonment of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties or any of their Subsidiaries;

(h) (i) Dispositions among the Loan Parties (other than Holdings) or, so long as the terms applicable to such Loan Party are at least as favorable as would be obtainable by such Loan Party in a comparable arm’s length transaction with a Person who is not an Affiliate, by any Subsidiary to a Loan Party (other than Holdings), (ii) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party, and (iii) Dispositions by any Loan Party to a Subsidiary that is not a Loan Party to the extent constituting an Investment permitted by Section 7.03 (other than Section 7.03(j) and 7.03(k));

(i) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased;

(j) Dispositions occurring on the Closing Date, if any, as part of the Transactions; and

(k) any Sale and Leaseback Transaction to the extent permitted under Section 7.10.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, in no event shall any Loan Party, directly or indirectly (including by transfer of Equity Interests of any Person that owns such Intellectual Property) convey, sell, assign, dispose of, or otherwise transfer (by Investment or otherwise) any Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries to Holdings or to any Subsidiary of a Loan Party that is not also a Loan Party or to any other Person that is not a Loan Party.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, in each case only if (x) no Default or Event of Default shall have occurred and be continuing (both immediately before or as a result of the making of such Restricted Payment) (except as to Section 7.06(a), (b), (f), and (g)) and (y) such Restricted Payment is permitted by Law:

(a) each Subsidiary may make Restricted Payments to a Loan Party or a Subsidiary of a Loan Party (other than Holdings except Restricted Payments made to Holdings the proceeds of which are used for Restricted Payments permitted hereunder) and, in connection therewith, to the extent of a Restricted Payment by a non-wholly owned Subsidiary, on a pro rata basis to any other equity holders of such Subsidiary;

(b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Qualified Equity of such Person;

(c) [reserved];

(d) [reserved];

(e) Holdings may make Restricted Payments to the holders of the Equity Interests of Holdings and to any Parent Entity so long as, after giving Pro Forma Effect to such Restricted Payments, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of the making of such Restricted Payment, and (ii) either (A) after giving effect to such Restricted Payment, the Consolidated Total Leverage Ratio for the most recently ended Measurement Period, recomputed to give Pro Forma Effect to such Restricted Payment, shall not exceed 2.00:1.00 or (B) after giving effect to such Restricted Payment, the Consolidated Cash Balance, computed on a pro forma basis to give effect to such Restricted Payment, shall be greater than or equal to two (2) times the then-outstanding principal amount of the Term Loans;

(f) Tax Distributions (which may only be paid annually or in quarterly installments in cash, based on Borrower’s good faith and reasonable estimates of income to be generated by Holdings’ and its Subsidiaries’ business in such year);

(g) Holdings or any of its Subsidiaries may declare and pay non-cash dividends or distributions consisting of Equity Interests other than Disqualified Equity Interests that are deemed to occur upon the exercise of stock options or warrants if such dividends or distributions represents a portion of the exercise price of such options or warrants; and

(h) to the extent constituting Restricted Payments, any Subsidiary of Borrower may enter into and consummate transactions expressly permitted by any provision of Section 7.04, and any such Subsidiary may make any Restricted Payment to a Loan Party or any wholly-owned Subsidiary, as the case may be, as and when necessary to enable such entity to effect such Restricted Payments.

7.07. Change in Nature of Business. Engage in any line of business other than the Core Business.

7.08. Transactions with Affiliates. Enter into, or suffer to exist, any transaction, arrangement or agreement of any kind with any Affiliate of any Loan Party, other than (a) those described on Schedule 7.08, as in existence on Closing Date, (b) transactions between or among Loan Parties (other than Holdings), (c) transactions between or among wholly-owned Subsidiaries of Holdings that are not Loan Parties, (d) the issuance of Qualified Equity of Holdings to any Parent Entity or to any employee, director, officer, manager, distributor or consultant of Borrower, any of its Parent Entities or any Subsidiaries, (e) the Transactions and the payment of any fees and expenses in connection therewith, (f) subject to any limitations in respect thereof set forth in this Agreement, any transaction among Holdings, the Borrower and their respective Subsidiaries for the sharing of liabilities for taxes so long as the payments made pursuant to such transaction are made by and among the common members of an “affiliated group” (as defined in the Code) and (g) others on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate and, to the extent any such transaction or series of transactions involves the payment of more than $500,000 in the aggregate by a Loan Party or a Subsidiary of a Loan Party, which are disclosed in writing to the Administrative Agent.

7.09. Inconsistent Agreements. Enter into any Contractual Obligation (other than this Agreement and any other Loan Document) that limits the ability (A) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party or (B) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.09 shall not prohibit limitations:

(a) in respect of Contractual Obligations relating to any Permitted Lien or any Disposition or other transfer permitted by Section 7.04 or Section 7.05 and relating solely to assets or Persons subject to such Permitted Lien, Disposition or other transfer;

(b) in respect of any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01(a) or Section 7.01(e), in each case, solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(c) customary anti-assignment provisions found in Contractual Obligations entered into in the Ordinary Course of Business (to the extent such prohibition is enforceable at law);

(d) in respect of Contractual Obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(e) to the extent imposed by Laws; and

(f) set forth in any agreement in effect at any time any Person becomes a Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, Borrower or any other Subsidiary; and

7.10. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), except Sale and Leaseback Transactions where (i) at least 75% of the consideration in respect of such transaction is cash or Cash Equivalents and is paid at the time of closing of such transaction, (ii) the consideration in respect of such transaction is at least equal to the fair market value (as determined in good faith by Borrower) of the property being disposed of, (iii) such transaction is conducted on arm’s length and pursuant to industry standard terms for Sale and Leaseback Transactions, and (iv) the aggregate fair value of the property sold or transferred pursuant to this Section 7.10 shall, in the aggregate, not exceed $5,000,000.

7.11. Prepayment of Certain Indebtedness; Amendment to Subordinated Indebtedness and Organization Documents.

(a) Voluntarily prepay, redeem, purchase, repurchase, defease, acquire, or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness (other than the Obligations); provided that (i) except to the extent otherwise provided in clauses (ii) through (v) below, such payments shall be permitted if (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of the making of such payment and (B) after giving effect to such payment, the Consolidated Total Leverage Ratio for the most recently ended Measurement Period, recomputed to give Pro Forma Effect to such payment, shall not exceed 2.00:1.00, (ii) refinancings, refundings, renewals, extensions or exchanges with Permitted Refinancing Indebtedness shall be permitted to the extent permitted by Section 7.01, (iii) the conversion or exchange of any Indebtedness to or for Qualified Equity of Holdings or any Parent Entity shall be permitted, (iv) prepayments, redemptions, purchases, repurchases, defeasances or other satisfactions of intercompany Indebtedness, to the extent such intercompany Indebtedness is payable to a Loan Party (other than Holdings) shall be permitted in accordance with the terms of the subordination agreements (if any) applicable thereto, and (v) prepayments, redemptions, purchases, repurchases, defeasances or other satisfaction of Indebtedness owed pursuant to the terms of Junior Indebtedness shall be permitted in accordance with the terms of any subordination arrangements (if any) applicable thereto.

(b) Amend, modify or alter, nor permit to be amended, modified or altered, in any manner any document governing any Junior Indebtedness or any other Indebtedness that is subordinated to any of the Obligations, other than (i) amendments, modifications or alterations that are permitted under any subordination terms and conditions applicable thereto, or (ii) or otherwise amendments, modification or alterations which are not materially adverse to the interests of Administrative Agent or any Lender.

(c) Amend or otherwise modify any Organization Documents of such Person, except for such amendments or other modifications required by Law or which are not reasonably expected to be materially adverse, either individually or in the aggregate, to the interests of Administrative Agent or any Lender.

(d) Make regularly scheduled payments of Indebtedness incurred pursuant to Section 7.01(j), unless (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of the making of such payment, (ii) Holdings and its Subsidiaries are in Pro Forma Compliance with the covenants set forth in Section 7.12, and (iii) after giving effect to such payment, the Consolidated Total Leverage Ratio for the most recently ended Measurement Period, recomputed to give Pro Forma Effect to such payment, shall not exceed 2.00:1.00.

7.12. Financial Covenants.

(a) [Reserved].

(b) Permit the Consolidated Total Leverage Ratio as of the end of any Measurement Period of Holdings and its Subsidiaries set forth below to be greater than the ratio set forth below opposite the last day of such Measurement Period:

Measurement Period Ending On or About	Maximum Consolidated Total Leverage Ratio
September 30, 2023	3.50:1.00
March 31, 2024	3.25:1.00
September 30, 2024	3.00:1.00
March 31, 2025	2.75:1.00
September 30, 2025	2.50:1.00
March 31, 2026	2.50:1.00

(c) Permit the Consolidated Cash Balance as of the end of any Fiscal Quarter of Holdings and its Subsidiaries set forth below to be less than $2,500,000 on the last day of each March 31, June 30, September 30 and December 31, commencing with the Fiscal Quarter ending September 30, 2023.

7.13. Anti-Terrorism Laws and Foreign Asset Control Regulations. (a) Become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or violate any such order or regulations in any material respect, (b) knowingly engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”, or (c) knowingly use any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

7.14. Fiscal Year Change its Fiscal Year or method for determining Fiscal Quarters or Fiscal Month ends, except in connection with an Investment permitted pursuant to Section 7.03, to align the fiscal period end of Subsidiaries of the Borrower, to the Fiscal Year end of Holdings as of the Closing Date.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower fails to pay on the date the same becomes due, any amount of principal of any Loan, any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document (provided, the Borrower shall be entitled to a three (3) Business Day cure period in the case of any non-payment resulting solely from an administrative or operational error on the part of the Borrower’s bank), unless such non-payment occurs solely as a result of an error by the Administrative Agent or any Lender’s bank; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05(a) (as it relates to the existence of the Loan Parties), 6.10(a), 6.12(b), 6.12(c), 6.12(d), 6.13, or Article VII of this Agreement; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) receipt of notice of such failure by a Responsible Officer of Borrower from Administrative Agent or the Required Lenders or (ii) any Responsible Officer of any Loan Party obtains actual knowledge of such failure; or

(d) Representations and Warranties. (A) Any representation or warranty made by the Borrower or any other Loan Party herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower or any other Loan Party, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been untrue in any material respect when made or deemed made (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be correct in all respects on the date as of which made), or (B) any representation or warranty made by the Limited Guarantor in the Limited Payment Guarantee, or which is contained in any certificate, document or financial or other statement made or provided by the Limited Guarantor pursuant to the Limited Payment Guarantee, shall prove to have been untrue in any material respect when made or deemed made (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be correct in all respects on the date as of which made); or

(e) Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount of more than $750,000, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness (other than the Obligations) having an aggregate principal amount of more than $400,000 or any other event occurs, and such event continues for more than the grace period, if any, therein specified, the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity (other than in respect of any such secured Indebtedness that becomes due solely as a result of the sale, transfer or other disposition (including as a result of an Event of Loss) of the property or assets securing such Indebtedness); or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding, or any such Person takes any action for the purpose of effectuating any of the foregoing,; or

(g) Inability to Pay Debts; Attachment. Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any Subsidiary and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount exceeding $1,000,000 (except to the extent covered by (x) insurance as to which the insurer does not dispute coverage or (y) third party indemnification reasonably acceptable to Administrative Agent), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgments or orders remain unvacated and unpaid until either (A) enforcement proceedings are commenced by any creditor upon any such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which, together with any outstanding liability incurred in connection with any other ERISA Event, has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary in an aggregate amount in excess of $500,000 or in a Lien under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA on the assets of any Loan Party or any Subsidiary thereof, (ii) a Loan Party, a Subsidiary thereof or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to result in liability for any Loan Party in an aggregate amount in excess of $750,000; (iii) any other event occurs or shall occur or exist with respect to a Plan that could reasonably be expected to have a Material Adverse Effect; or (iv) the benefit liabilities of all Plans governed by Foreign Benefit Laws, or the funding of which are regulated by any Foreign Benefit Laws, at any time exceed all such Plans’ assets, as computed in accordance with applicable law as of the most recent valuation date for such Plans, by more than $750,000; or

(j) Invalidity of Loan Documents. Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted under such Loan Document or upon Payment in Full of all Obligations, ceases to be in full force and effect (except with respect to Collateral having an aggregate value (greater of fair market value and book value) of less than $300,000); or any Loan Party or any Subsidiary or controlled Affiliate thereof repudiates, challenges or contests in any manner the validity or enforceability of any Loan Document, Obligation or any Lien granted to Administrative Agent pursuant to the Security Instruments (including the perfection or priority thereof, other than as expressly permitted under such Loan Document and except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Instruments and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage); or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Subordination and Intercreditor Provisions. The subordination or intercreditor provisions of any agreement, document or instrument governing any Junior Indebtedness shall cease to be legally valid, binding and enforceable against any holder of Junior Indebtedness, or the Borrower or any other Loan Party shall disavow or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

(l) Investment Company Act. Any Loan Party or any Subsidiary thereof is required to be registered as an “investment company” under the Investment Company Act of 1940; or

(m) Limited Payment Guarantee. Prior to the satisfaction of the Assumption Conditions, the Limited Payment Guarantee shall cease to be legally valid, binding and enforceable against the Limited Guarantor, or the Limited Guarantor shall disavow or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

(n) Material Contracts. Any default or breach by any Loan Party or any of its Subsidiaries occurs and is continuing with respect to any material provision of any Material Contract and, in any case, such default or breach has not been cured within the grace period, if any, set forth in such Material Contract, the result of which causes the termination of such Material Contract; or

(o) Regulatory Compliance. (i) Any Governmental Authority shall have revoked or otherwise elected not to renew any license, registration, permit, or other authorization relating to money transmission, prepaid access or other money services business activity or (ii) any Loan Party shall fail to maintain in full force and effect its money transmission licenses or equivalent licenses from any state or international jurisdiction in which it has obtained such a money transmission license or its equivalent in such jurisdiction, in each case, if the revocation of or failure to maintain such licenses would reasonably be expected to cause a Material Adverse Effect; or

(p) Change of Control. A Change of Control shall have occurred.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent may, and at the direction of the Required Lenders shall, take any or all of the following actions: (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided, however, that upon the occurrence of Event of Default under clause (f) or (g) above, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Administrative Agent or any Lender.

8.03. Application of Funds.

(a) After the exercise of any remedy provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by Administrative Agent in the following order:

First, to pay any Administrative Agent Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent in its capacity as such under the Loan Documents, until paid in full;

Second, to pay any fees or premiums then due to the Administrative Agent under the Loan Documents, until paid in full;

Third, ratably, to pay any Lender Party Expenses (including cost or expense reimbursements) and indemnities then due to the Lenders, until paid in full;

Fourth, ratably, to pay any fees or premiums then due to the Lenders under the Loan Documents until paid in full;

Fifth, ratably, to pay interest accrued in respect of the Loans until paid in full;

Sixth, ratably, to pay the principal of all Loans until paid in full;

Seventh, to any other Obligations until paid in full; and

Last, the balance, if any, after Payment in Full of the Obligations, to Borrower or as otherwise required by Law.

(b) For purposes of Section 8.03(a), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any insolvency proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws.

8.04. Cure Rights. In the event the Loan Parties fail to comply with the financial covenants set forth in Section 7.12 (the “Financial Covenants”) as of the end of any Fiscal Quarter (such Fiscal Quarter, a “Cure Quarter”), subject to the terms and conditions hereof, such failure may be cured as follows:

(a) Equity Cure. The direct or indirect equityholders of Holdings shall have the right (the “Cure Right”) from the last day of the Cure Quarter until the expiration of the thirtieth (30th) day after the end of such Cure Quarter, to make an equity investment (which equity contribution shall be in the form of common equity or other Qualified Equity) in Holdings in cash, which Holdings shall contribute in cash to the Borrower as a Specified Equity Contribution in an aggregate amount equal to, but not greater than, the amount necessary to cause the Loan Parties to be in compliance with the Financial Covenants (hereinafter, the “Cure Amount”), and upon the receipt by Borrower of the Cure Amount, the Financial Covenants shall then be recalculated giving effect to the following pro forma adjustments: (a) Consolidated EBITDA shall be increased for the applicable Fiscal Quarter and for the subsequent three (3) consecutive Fiscal Quarters, solely for the purpose of measuring compliance with the Financial Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount, (b) all Specified Equity

Contributions shall be disregarded for purposes of the determination of any baskets or other ratios with respect to the covenants contained in Article VII; and (iii) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of the Financial Covenants, Borrower shall be deemed to have been in compliance with the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of the Financial Covenants that had occurred shall be deemed not to have occurred for this purpose of this Agreement. In the event that (i) no Default or Event of Default exists other than that arising due to failure of the Loan Parties to comply with the Financial Covenants and (ii) Holdings shall have delivered to Administrative Agent written notice of its intention to exercise the Cure Right (which notice shall be delivered no earlier than fifteen (15) days prior to, and no later than the fifth (5th) day subsequent to, the date the applicable financial statements are required to be delivered hereunder), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause Borrower to be in compliance with the Financial Covenants as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of (x) the thirtieth (30th) day subsequent to the last day of the applicable Cure Quarter and (y) the date, if any, on which Holdings or any Loan Party notifies Administrative Agent in writing that such Cure Right shall not be exercised, then (1) neither Administrative Agent nor any Lender shall exercise any remedies set forth in Section 8.02 hereof during such period and (2) solely for purposes of determining Borrower’s consent rights pursuant to Section 10.06(b)(ii)(A) and Section 10.06(b)(iv)(D), no Event of Default under Section 8.01(b) (solely with respect to a failure under Section 7.12) shall be deemed to exist during such period; provided, that so long as any Default or Event of Default shall be in existence due to failure of the Loan Parties to comply with the Financial Covenants, neither Administrative Agent nor any Lender shall be required to advance any Loans. Notwithstanding anything herein to the contrary, in no event shall Holdings be permitted to exercise the Cure Right hereunder (x) more than four (4) times in the aggregate during the term of this Agreement or (y) more than two (2) times in any twelve (12) Fiscal Month period.

(b) Prepayment Cure. The Borrower shall have the right to make an optional prepayment of the Term Loans pursuant to Section 2.06(a), together with the applicable Prepayment Premium (each such prepayment, a “Prepayment Cure”) from the last day of the Cure Quarter until the expiration of the thirtieth (30th) day after the end of such Cure Quarter, in an amount necessary to cause the Loan Parties to be in compliance with the Financial Covenants (hereinafter, the “Prepayment Cure Amount”), and upon the receipt by Administrative Agent of such prepayment amount, the Financial Covenants shall then be recalculated giving effect to a pro forma reduction of Funded Indebtedness for the applicable Fiscal Quarter. If, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of the Financial Covenants, Borrower shall be deemed to have been in compliance with the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of the Financial Covenants that had occurred shall be deemed not to have occurred for this purpose of this Agreement. In the event that (i) no Default or Event of Default exists other than that arising due to failure of the Loan Parties to comply with the Financial Covenants and (ii) Holdings shall have delivered to Administrative Agent written notice of its intention to exercise a Prepayment Cure (which notice shall be delivered no earlier than fifteen (15) days prior to, and no later than the fifth (5th) day subsequent to, the date the applicable financial statements are required to be delivered hereunder), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause Borrower to be in compliance with the Financial Covenants as of the relevant date of determination, then from and following receipt by Administrative Agent of any such notice and until the date that is the earlier of (x) the thirtieth (30th) day subsequent to the last day of the applicable Cure Quarter and (y) the date, if any, on which Holdings or any Loan Party notifies Administrative Agent in writing that such Prepayment Cure shall not be exercised, then (1) neither Administrative Agent nor any Lender shall exercise any remedies set forth in Section 8.02 hereof during such period and (2) solely for purposes of determining Borrower’s consent rights pursuant to Section 10.06(b)(ii)(A) and Section 10.06(b)(iv)(D), no Event of Default under Section 8.01(b) (solely with respect to a failure under Section 7.12) shall be deemed to exist during such period.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority; Limitations on Lenders. Each of the Lenders hereby irrevocably appoints Silverview to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, except for Borrower’s consent right as expressly permitted in Sections 9.06 and 9.13, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (although each Loan Party shall be bound by such provisions). Administrative Agent shall be authorized to determine whether any conditions to funding any Loan have been satisfied. Actions taken by Administrative Agent hereunder, under the other Loan Documents or upon the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary) shall be binding upon each Lender.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.07 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.02. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall not be required to take any action that, in its opinion may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken (including any apportionment or distribution of payments) or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to Administrative Agent by Borrower or a Lender. Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or expose Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of this Agreement.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or the sufficiency of any Collateral or that the Liens granted to the Administrative Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.04. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more co-agents, sub-agents or attorneys-in-fact appointed by Administrative Agent. Administrative Agent and any such co-agent, sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such co-agent, sub-agent, attorney-in-fact and to the Related Parties of Administrative Agent and any such co-agent, sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any co-agents, sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such co-agents, sub-agents or attorneys-in-fact.

9.06. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (absent a Specified Event of Default), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral (although shall have no duties with respect thereto) until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender expressly acknowledges that the Administrative Agent and its Affiliates have not made any representation or warranty to it. Except for documents expressly required by the Loan Documents to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall have no duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of the Administrative Agent or any of its Affiliates

9.08. No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the “bookrunners” or “arrangers” or “agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

9.09. Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 10.03.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Loan Parties and the Lender Parties hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lender Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lender Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Security Instruments, Administrative Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by Administrative Agent or Borrower at any time, the Lender Parties will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.09.

9.10. Collateral Matters. The Lender Parties irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien on any Collateral (i) upon the occurrence of the Facility Termination Date, (ii) that is Disposed (other than to a Loan Party) or to be Disposed (provided such release occurs substantially concurrently with or at any time after consummation of the Disposition) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document (provided that the Borrower shall, upon the reasonable request of the Administrative Agent, certify to the Administrative Agent that any such Disposition and release of the Administrative Agent’s Lien is permitted by the Loan Documents), or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is expressly permitted hereunder to be senior to the Liens securing the Obligations; and (c) to release any Subsidiary from its obligations under the Loan Documents (and all Liens granted by such Subsidiary) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided, that with respect to the foregoing clauses (a)(ii) and (c), such release(s) shall not be subject to Administrative Agent’s discretion if such Disposition is made in compliance with the terms of the Loan Documents. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section 9.10.

9.11. Other Collateral Matters.

(a) Care of Collateral. Administrative Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b) Lenders as Agent For Perfection by Possession or Control. Administrative Agent and Lender Parties appoint each Lender as agent (for the benefit of Lender Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.

9.12. Right to Perform, Preserve and Protect. If any Loan Party fails to perform any obligation hereunder or under any other Loan Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at the Loan Parties’ expense. Administrative Agent is further authorized by the Loan Parties and the Lender Parties to, upon the occurrence and during the continuance of an Event of Default, make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Loan Parties, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Each Loan Party hereby agrees to reimburse Administrative Agent on demand for any and all reasonable and documented costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 9.12. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 9.12, in accordance with the provisions of Section 10.03.

9.13. Designation of Additional Agents. The Administrative Agent, subject to the consent of Borrower (not to be unreasonably withheld), shall have the continuing right, for purposes hereof, at any time and from time to time to designate one (1) or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc.. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them), including any Maturity Date, or any scheduled reduction of the Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders and the Borrower shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein);

(d) change the pro rata treatment of payments to the Lenders set forth in herein, without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release Borrower or all or substantially all of the Guarantors from this Agreement or release any material Security Instrument to which any such Person is a party, without the written consent of each Lender, except to the extent such Person is the subject of a Disposition permitted by Section 7.05 (in which case such release may be made by Administrative Agent);

(g) release all or substantially all of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 7.05) or as provided in the other Loan Documents (in which case such release may be made by Administrative Agent); or

(h) modify Section 8.03 in a manner that directly and adversely affects any Lender without the written consent of each such Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender or its Affiliates (in their capacities as such) as consideration for the agreement by such Lender to any amendment, waiver, consent or release with respect to any Loan Document, unless such remuneration or value is concurrently paid, on the same terms, on a ratable basis to all Lenders providing their agreement.

In addition, notwithstanding anything to the contrary contained in Section 10.01, if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error, defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(i) Notices; Effectiveness; Electronic Communication; Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (j) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email (including as a .pdf file) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

if to a Loan Party or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (l) below:

(i) If to Administrative Agent:	Silverview Credit Partners LP 100 South Ashley Drive, Suite 600 Tampa, FL 33602 Attention: Vaibhav Kumar Telephone: (212) 716-2066 Email: vab.kumar@silverviewcredit.com

With a copy to (which copy shall not constitute notice):	Alston & Bird LLP 90 Park Avenue New York, NY 10016 Attention: Paul Hespel Telephone No.: (212) 210-9492 Email: paul.hespel@alston.com

(ii) If to a Loan Party:	Lux Vending, LLC 3343 Peachtree Rd NE, Suite 750 Atlanta, GA 30326 Attention: Legal Department Telephone No.: (678) 435-9604 Email: legal@bitcoindepot.com

With a copy to (which copy shall not constitute notice):	Zuber Lawler LLP 350 South Grand Avenue, 32nd Floor Los Angeles, CA 90071 Attention: Josh Lawler Telephone No.: (213) 596-5620 Email: jlawler@zuberlawler.com if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (l) below (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Loan Parties).

Notices sent by hand or overnight courier service or by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(j) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed given to the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(k) The Platform. Each Loan Party hereby acknowledges that Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(l) Change of Address, Etc. Each of Borrower (for itself and the other Loan Parties) and Administrative Agent may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent, in writing, from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(m) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) which the Administrative Agent believes in good faith were given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice which the Administrative Agent believes in good faith was given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

(n) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Borrower Materials and (ii) to Public Siders such Borrower Materials and only such Borrower Materials that the Loan Parties clearly identify in writing as being available for communication to Public Siders (“Public Sider Communications”). Each Loan Party represents and warrants that no Public Sider Communication contains or will contain any MNPI. Each Loan Party covenants and agrees that it will use reasonable best efforts to promptly file or furnish on Form 8-K, or widely disseminate a press release, disclosing in full any MNPI that has been disclosed to the Private Siders in a notice given pursuant to Section 6.03(a). “Private Siders” means Administrative Agent’s or any Lender’s employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” means Administrative Agent’s or any Lender’s employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Loan Parties or their respective Affiliates’ securities or loans. “MNPI” means material nonpublic information (within the meaning of United States federal securities laws) with respect to the Loan Parties, their respective Affiliates and any of their respective securities. The Loan Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Loan Parties or the Administrative Agent (including Committed Loan Notices and any similar requests or notices posted on or through the Platform). Administrative Agent and each Lender acknowledges that United States federal and state securities laws prohibit any Person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Administrative Agent and each Lender confirms that it has developed procedures to ensure compliance with these securities laws. Administrative Agent and each Lender acknowledges that circumstances may arise that require it to refer to Borrower Materials that may contain MNPI. Accordingly, each Lender agrees that it will designate at least one individual to receive Private Sider Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) to the Administrative Agent. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Sider Communications may be sent by electronic transmission. Each Lender that elects not to be given access to Private Sider Communications does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Private Sider Communications that such electing Lender does not have, and takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Sider Communications. This Section 10.01(n) shall become effective upon the consummation of the Merger Transactions.

10.02. No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with (i) the preparation, negotiation, administration, management, execution, delivery and syndication of this Agreement and the other Loan Documents (including all reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses), up to a maximum amount, as to reasonable and documented attorney and consultant fees and expenses, of $250,000 incurred on or prior to the Closing Date, (ii) terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or (iii) taking any enforcement action or any other remedial action with respect to the Collateral, in each case, limited, as to legal expenses, to the reasonable and documented fees, disbursements and other charges of one (1) firm of counsel for the Administrative Agent and, if necessary, one (1) firm of local counsel in each relevant jurisdiction and one (1) firm of specialty counsel in each reasonably necessary specialty area (including insolvency law) (the foregoing collectively being referred to as “Administrative Agent Expenses”).

(b) Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Lender Parties who are not the Administrative Agent or any Affiliate of the Administrative Agent, as a result of the occurrence and during the continuance of an Event of Default; provided, that, in addition to reimbursement for counsel to the Administrative Agent as provided for in the immediately preceding sentence, such Lender Parties shall be entitled to reimbursement for no more than one (1) firm of counsel for all such Lender Parties and, if necessary, no more than one (1) local counsel in each relevant jurisdiction representing all such Lender Parties and no more than one (1) firm of specialty counsel in each reasonably necessary specialty area (including insolvency law) representing all such Lender Parties (the foregoing, together with the Administrative Agent Expenses, collectively being referred to as “Lender Party Expenses”).

(c) Indemnification by Loan Parties. Each Loan Party shall indemnify Administrative Agent (and any co-agent, sub-agent or attorney-in-fact thereof), each other Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one (1) firm of counsel for the Indemnitees (absent a conflict of interest in which case the Indemnitees may engage and be reimbursed for additional counsel) and, if necessary, no more than one (1) local counsel in each relevant jurisdiction representing the Indemnitees and no more than one (1) firm of specialty counsel in each reasonably necessary specialty area (including insolvency law) representing the Indemnitees (in each case, absent a conflict of interest in which case the Indemnitees may engage and be reimbursed for additional counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of Administrative Agent (and any co-agent, sub-agent or attorney-in-fact thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any property owned by any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Lender Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Lender Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, Holdings, Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) arise from a material breach of the obligations of such Indemnitee under this Agreement or any of the Loan Documents or (z) arise out of, or in connection with, any action or proceeding that does not involve an act or omission by any of the Loan Parties or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee in its capacity as Administrative Agent).

(d) Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to Administrative Agent (or any such co-agent, sub-agent or attorney-in-fact) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s portion of Loans and Commitments) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such co-agent, sub-agent or attorney-in-fact), or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity; and provided, further, that, the obligation of the Lenders to so indemnify shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent or Related Party. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct and actual damages resulting from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction by final and nonappealable judgment).

(f) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(g) Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

10.04. Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Lender Party, or a Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

10.05. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to any Person (other than any of the Persons described in Subsection (b)(iv) of this Section) in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Term Loan Facility and the Loans at the time owing to it under the Term Loan Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent shall not be less than $5,000,000, unless each of Administrative

Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and

(ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld, delayed or conditioned, and which such consent shall be deemed given on the tenth (10th) Business Day after the date on which Administrative Agent notifies Borrower of such proposed assignment, unless Administrative Agent has received a written notice from Borrower stating its objection to such assignment) shall be required unless (1) a Specified Event of Default or, subject to Section 8.04, an Event of Default under Section 8.01(b) (solely with respect to a failure to comply with the financial covenants in Section 7.12) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for assignments in respect of (i) any Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment or Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and provided, further, that such fee shall not be payable in connection with an assignment to an Affiliate of a Lender or an Approved Fund. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(iv) No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings, Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative

Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent in the Register pursuant to subsection (c) of this Section, from and after the recordation date of each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d); provided that an assignment or transfer not in compliance with Section 10.06(b)(iv) shall be void and of no force or effect.

(c) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes) (in such capacity, subject to Section 10.16), shall maintain at Administrative Agent’s Office in the U.S. a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)), and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender granting a participation shall, as a non-fiduciary agent of Borrower, maintain in the U.S. a register (“Participation Register”) with respect to the ownership and transfer of each participation containing the information set forth in the Register described in Section 10.05(c). No transfer of a participation shall be effective unless recorded in such Participation Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” within the meaning of Treasury Regulation Sections 5f.103-1 and 1.871-14(c). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participation Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall be subject to the provisions of Sections 3.06 as if it were an assignee under paragraph (b) of this Section.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including, but not limited to, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.06. Treatment of Certain Information; Confidentiality. Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, financing sources, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, that to the extent permitted by such law or regulation, the applicable Lender Party will provide the Borrower with prompt written notice of such requirement so that Borrower may seek an appropriate protective order or other relief,

(d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, (h) [reserved], (i) [reserved], (j) [reserved] or (k) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from Holdings, any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by a Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lender Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Administrative Agent shall consult Borrower and obtain Borrower’s consent (not to be unreasonably withheld or delayed) before issuing any press release or making any other public statement with respect to this Agreement or the Loan, or publishing the name and logo of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Administrative Agent elects to publish. Administrative Agent shall have the right to provide to industry trade organizations deidentified or aggregated information necessary and customary for inclusion in league table measurements.

10.07. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, only after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.08. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.09. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding anything provided for in any of the Loan Documents, the words “execution,” “signed,” “signature,” and words of like import in any such Loan Documents shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender Parties, regardless of any investigation made by any Lender Party or on their behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Further, the provisions of Sections 3.01, and 3.04 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

10.11. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12. [Reserved]

10.13. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Lender Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Lender Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Lender Parties may be engaged in a board range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Lender Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Lender Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Lender Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17. Attachments. Any exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.18. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.19. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Depository Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.20. Amendment and Restatement.

(a) This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Closing Date, all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Closing Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect, and (ii) any date or time period occurring or ending on or after the Closing Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Closing Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement.

(b) Without limiting the generality of this Section 10.20, the parties hereto agree that (i) all Existing Obligations outstanding as at the Closing Date shall, as of the Closing Date, be deemed to be obligations outstanding hereunder and subject to the terms of this Agreement, and (ii) each of the other Loan Documents (other than the Existing Credit Agreement) is hereby ratified and confirmed in all respects and shall continue in full force and effect, unamended (except as otherwise expressly set forth therein), except that (A) any references therein to the Existing Credit Agreement shall be deemed to refer to this Agreement, and (B) any security granted or guarantee given pursuant to or in connection with the Existing Credit Agreement and the other Loan Documents shall continue to secure or guarantee, as applicable, the obligations of the Loan Parties arising pursuant to or in connection with this Agreement (including all such obligations arising initially pursuant to or in connection with the Existing Credit Agreement and the other Loan Documents).

(c) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement (including in connection with the amendment and restatement of the Existing Credit Agreement), pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(d) Notwithstanding the foregoing, the parties hereto agree that effective as of the Closing Date, Amendment No. 2 is hereby terminated and no further force and effect, and all amendments made to the Existing Credit Agreement and the other Loan Documents pursuant to Amendment No. 2 (except for the amendments set forth in Section 2(a) thereof) shall be rescinded as of the Closing Date and of no further force and effect as of the Closing Date.

(e) Notwithstanding the foregoing, the parties hereto agree that effective as of the Closing Date, (i) the Security Agreement is hereby amended by deleting the reference to “$50,000” in Section 6(b) thereof and replacing it with “$250,000”, and (b) the Canadian Security Agreement is hereby amended by deleting the reference to “$50,000” in Section 6(b) thereof and replacing it with “$250,000”.

10.21. Assumption of Loan Documents Following Merger Transactions.

(a) The parties hereto agree that, effective upon the satisfaction of the Assumption Conditions, (a) New Borrower shall become (i) the “Borrower” under this Agreement, (ii) a “Grantor” under the Security Agreement and (iii) a debtor, borrower, obligor, grantor, payor, and/or pledgor under all other Loan Documents, and shall succeed to, and be substituted for, and may exercise every right and power of the “Borrower” and a “Grantor” with the same effect as if New Borrower had been named as the “Borrower” or a “Grantor” in this Agreement and the other Loan Documents, and (b) New Holdings shall become (i) “Holdings” under this Agreement and (ii) a “Grantor” under the Security Agreement, and shall succeed to, and be substituted for, and may exercise every right and power of “Holdings” and a “Grantor” with the same effect as if New Holdings had been named as “Holdings” or a “Grantor” in this Agreement and the other Loan Documents, in each case, in accordance with the terms of the Merger Transaction Assumption Agreement. The parties hereto further agree that, effective upon the satisfaction of the Assumption Conditions, the Limited Payment Guarantee shall be terminated and of no further force or effect, and the Security Agreement will be amended as set forth in Exhibit M hereto, in each case without any further action on behalf of the parties hereto or thereto.

(b) “Assumption Conditions” means each of the following conditions:

(i) the Merger Transactions shall have been consummated in accordance with the terms of the Transaction Agreement;

(ii) since the Closing Date there shall not have occurred any amendments or waivers to the Transaction Agreement or the structure contemplated thereby in a manner materially adverse to the interests of the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), other than, for the avoidance of doubt, such amendments or waivers that have occurred prior to the Closing Date;

(iii) the execution and delivery of the Merger Transaction Officer’s Certificate by New Borrower and New Holdings;

(iv) the execution and delivery of the Merger Transaction Assumption Agreement by the Borrower, Holdings, the New Borrower, New Holdings, and the Administrative Agent;

(v) no Default or Event of Default shall have occurred and be continuing;

(vi) after giving effect to the Merger Transactions, the representations and warranties contained herein and in the other Loan Documents, in each case shall be true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of such earlier date;

(vii) the receipt by the Administrative Agent of a legal opinion of Zuber Lawler LLP, as United States counsel to the Loan Parties, dated as of the date of the consummation of the Merger Transactions, which shall be addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(viii) the receipt by the Lenders and the Administrative Agent of a Perfection Certificate, dated as of the date of the consummation of the Merger Transactions, executed by New Borrower and New Holdings, in form and substance reasonably satisfactory to the Administrative Agent; and

(ix) the Administrative Agent shall have received an originally executed certificate from the secretary or assistant secretary of each of the New Borrower and New Holdings, dated as of the date of the consummation of the Merger Transactions, together with all applicable attachments, respectively certifying as to the following:

(A) attached thereto is a copy of each Organizational Document of the New Borrower and New Holdings, as applicable, originally executed and delivered by each party thereto and in form and substance reasonably satisfactory to the Administrative Agent and, to the extent applicable, certified as of a recent date by the appropriate governmental official;

(B) set forth therein are the signature and incumbency of the officers or other authorized representatives of the New Borrower and New Holdings, as applicable, authorized to execute the Loan Documents to which it is a party;

(C) attached thereto are copies of resolutions of the members or managing member (or similar governing body) of the New Borrower and New Holdings, as applicable, approving and authorizing the execution, delivery and performance of the Merger Transaction Assumption Agreement, the other Loan Documents to which it is a party or by which it or its assets may be bound, as applicable, in each case, certified as being in full force and effect without modification or amendment; and

(D) attached thereto is a good standing certificate from the applicable Governmental Authority of the New Borrower’s or New Holdings’ jurisdiction of incorporation, organization or formation, as applicable, dated a recent date prior to the date of the consummation of the Merger Transactions, listing all charter documents affecting the New Borrower and New Holdings, as applicable, and certifying as to the good standing of the New Borrower and New Holdings, as applicable, (but only if the concept of good standing exists in the applicable jurisdiction).

10.22. Consent of Limited Guarantor. Limited Guarantor hereby (a) consents and agrees to this Agreement and the amendment and restatement of the Existing Credit Agreement, and (b) agrees that the Limited Payment Guarantee is hereby ratified and confirmed in all respects and shall continue in full force and effect until the satisfaction of the Assumption Conditions, unamended (except as otherwise expressly set forth herein), except that (1) any references therein to the Existing Credit Agreement shall be deemed to refer to this Agreement, and (2) the guarantee given pursuant to or in connection with the Existing Credit Agreement shall continue to secure or guarantee, as applicable, the obligations of the Loan Parties arising pursuant to or in connection with this Agreement (including all such obligations arising initially pursuant to or in connection with the Existing Credit Agreement and the other Loan Documents).

ARTICLE XI

CONTINUING GUARANTEE

11.01. Guarantee.

(a) Each Guarantor hereby jointly and severally, absolutely and unconditionally, guarantees, as a guarantee of payment and performance and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise (including, without limitation, any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition thereunder), of Borrower to the Lender Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof, subject to the limitations set forth in Section 10.04(a) hereof). Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations, subject to manifest error. This Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guarantee (other than defense of payment), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than defense of payment).

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations. The obligations of each Qualified ECP Guarantor under this Section 11.01(b) shall remain in full force and effect until Payment in Full of the Obligations. Each Qualified ECP Guarantor intends that this Section 11.01(b) constitute, and this Section 11.01(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.02. Rights of Lenders. Each Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof and subject only to the terms of this Agreement: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guarantee or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one (1) or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Guarantor under this Guarantee or which, but for this provision, might operate as a discharge of any Guarantor.

11.03. Certain Waivers.

(a) Each Guarantor waives, to the fullest extent permitted by law, (i) any defense arising by reason of any disability or other defense of Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of Borrower; (ii) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of Borrower; (iii) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (iv) any right to require any Lender Party to proceed against Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender Party whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and

(vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, except Payment in Full of the Obligations. Each Guarantor expressly waives, to the fullest extent permitted by law, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guarantee or of the existence, creation or incurrence of new or additional Obligations, except as otherwise expressly set forth in this Agreement.

(b) Each Guarantor agrees that its obligations hereunder are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which Borrower or other Loan Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guarantee); (iv) the insolvency of Borrower or any other Loan Party; (v) any election by Administrative Agent or any Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by Borrower or other Loan Party, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Administrative Agent or any Lender against Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except defense of payment.

(c) Each Guarantor expressly waives, to the fullest extent permitted by law, all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against Borrower, or any other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Guarantor. Each Guarantor waives, to the fullest extent permitted by law, all defenses available to a surety, guarantor or accommodation co-obligor other than defense of payment. It is agreed among each Guarantor, Administrative Agent and Lenders that the provisions of this Article XI are essential to the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans. Each Guarantor acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(d) Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Article XI. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Guarantor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Guarantor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against Borrower shall not impair each Guarantor’s obligation to pay the full amount of the Obligations.

11.04. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guarantee whether or not Borrower or any other person or entity is joined as a party.

11.05. Subrogation. Each Guarantor hereby agrees that it shall not exercise any right or remedy, directly or indirectly, of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guarantee until the Facility Termination Date. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to Administrative Agent to reduce the amount of the Obligations, whether matured or unmatured.

11.06. Termination; Reinstatement. This Guarantee is a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guarantee shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or any Guarantor is made, or any of the Lender Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Guarantee and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guarantee.

11.07. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to any Guarantor as subrogee of the Lender Parties or resulting from any Guarantor’s performance under this Guarantee, to the indefeasible Payment in Full of all Obligations. If the Required Lenders so request after the occurrence and during the continuance of any Event of Default, any such obligation or indebtedness of Borrower to any Guarantor shall be enforced and performance received by any Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Administrative Agent to be applied to the Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guarantee.

11.08. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Lender Parties.

11.09. Condition of Borrower. Each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrower and any such other guarantor as each Guarantor requires, and that none of the Lender Parties has any duty, and none of the Guarantors is relying on the Lender Parties at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

11.10. Right of Contribution Each Guarantor hereby agrees that to the extent that such Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.05. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

LUX VENDING LLC

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	President & CEO

[Signature Page to Credit Agreement]

HOLDINGS:

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	President & CEO

GUARANTORS:

EXPRESS VENDING INC.

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	President & CEO

MINTZ ASSETS, INC.

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	President & CEO

INTUITIVE SOFTWARE, LLC

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	President & CEO

DIGITAL GOLD VENTURES INC.

By:	/s/ James Phillipson
Name:	James Phillipson
Title:	Director

BITACCESS INC.

By:	/s/ James Phillipson
Name:	James Phillipson
Title:	Director

[Signature Page to Credit Agreement]

LIMITED GUARANTOR:

BRANDON MINTZ

/s/ Brandon Mintz

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

SILVERVIEW CREDIT PARTNERS LP, as Administrative Agent

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

LENDERS:

SILVERVIEW SPECIAL SITUATIONS LENDING LP, as a Lender

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

[Signature Page to Credit Agreement]